Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

STEWART & STEVENSON LLC

as Seller,

and

KIRBY CORPORATION

as Buyer

dated as of June 13, 2017

-i-

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

-iii-

EXHIBITS

Exhibit A	–	Drop-Down Agreement
Exhibit B-1	–	Assignment of Patents
Exhibit B-2	–	Assignment of Copyrights
Exhibit B-3	–	Assignment of Servicemarks and Trademarks
Exhibit C	–	Company Assignment Agreement
Exhibit D	–	Registration Agreement

Exhibit E	–	Allocation Principles
Exhibit F	–	Security Holder Acknowledgements

SCHEDULES

Schedule PE	–	Purchased Entities
Schedule 1.1-EA	–	Excluded Assets
Schedule 1.1-SEE	–	Scheduled Excluded Employees
Schedule 1.1-IP	–	Purchased IP
Schedule 1.1-A	–	Sample Calculation of Net Working Capital
Schedule 1.1-K	–	Individuals with Knowledge
Schedule 1.1-PL	–	Permitted Liens
Schedule 3.3	–	Capitalization
Schedule 3.4	–	Subsidiaries
Schedule 3.5(b)	–	Company Consents
Schedule 3.5(c)	–	Seller Approvals
Schedule 3.8	–	Assets of Affiliates
Schedule 3.7	–	Undisclosed Liabilities
Schedule 3.9(a)	–	Sufficiency of Assets
Schedule 3.9(b)	–	No Other Assets Exceptions
Schedule 3.10	–	Absence of Changes
Schedule 3.11	–	Compliance with Applicable Laws
Schedule 3.12	–	Permits
Schedule 3.13	–	Absence of Litigation
Schedule 3.14	–	Insurance
Schedule 3.15(a)	–	Owned Real Property
Schedule 3.15(b)	–	Leased Real Property
Schedule 3.16	–	Environmental Matters
Schedule 3.17	–	Taxes
Schedule 3.18(a)	–	Material Contracts
Schedule 3.19(a)	–	Sales Orders
Schedule 3.19(b)	–	Purchase Orders
Schedule 3.20	–	Customers
Schedule 3.21	–	Employees and Labor Matters
Schedule 3.22	–	Benefit Plans
Schedule 3.22(e)		Multiemployer Plans
Schedule 3.23(a)	–	Intellectual Property
Schedule 3.24	–	Transactions with Affiliates
Schedule 3.25	–	Bank Accounts
Schedule 5.3	–	Certain Restrictions
Schedule 5.14	–	Letters of Credit
Schedule 6.5	–	Buyer’s Required Company Consents
Schedule 7.4	–	Seller’s Required Company Consents

i

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of June 13, 2017 (this “Agreement”) is made and entered into by and between Stewart & Stevenson LLC, a Delaware limited liability company (“Seller” or “S&S”), and Kirby Corporation, a Nevada corporation (“Buyer”).

RECITALS

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and subject to the conditions set forth herein, all of Seller’s right, title and interest in and to (i) the entities set forth on Schedule PE (the “Purchased Entities”) and  (ii) the Purchased IP (as defined below).

AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1           Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“2017 Budget” means the written budget of the Companies for the fiscal year ending January 31, 2018 in the form provided to the Buyer prior to the date hereof.

“Accounting Firm” has the meaning given to it in Section 2.6(b).

“Acquisition Proposal” has the meaning given to it in Section 5.15.

“Additional Cash Consideration” means, (a) if the Kirby Volume-Weighted Average Price is less than $62.3216, then an amount of cash equal to the amount, if any, by which (i) $355,000,000, exceeds (ii) the product of (A) the number of shares of Kirby Common Stock comprising the Share Consideration, and (B) the Kirby Volume-Weighted Average Price, and (b) if the Kirby Volume-Weighted Average Price equals or exceeds $62.3216, then zero.

“Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person.  In this context control means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934) of one or both of the following:

(a)           (i) in the case of a corporation, more than 25% of the direct or indirect economic interest in the outstanding equity securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 25% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 25% of the beneficial interest therein; and (iv) in the case of any other entity, more than 25% of the economic or beneficial interest therein; or

(b)           in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Allocation” has the meaning given to it in Section 2.7.

“Allocation Principles” has the meaning given to it in Section 2.7.

“Anti-Boycott Laws” means all applicable Laws of the United States relating to the boycott of certain countries including those promulgated by the U.S. Department of Commerce or the U.S. Department of Treasury, and such laws of other applicable jurisdictions to the extent not inconsistent with the Laws of the United States.

“Asserted Liability” has the meaning given to it in Section 9.5(a).

“Assets” of any Person means all properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Audited Financial Statements” has the meaning given to in Section 3.6.

“Balance Sheet” has the meaning given to it in Section 3.6.

“Balance Sheet Date” has the meaning given to it in Section 3.6.

“Base Cash Purchase Price” has the meaning given to it in Section 2.2(a).

“Base Survival Period” has the meaning given to it in Section 9.1.

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan, program, policy, contract, agreement or other arrangement that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock or stock-related plan (whether qualified or nonqualified), (d) each compensation, deferred compensation, performance award, bonus or incentive compensation plan, and (e) each change in control benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit plan, in each case that is or has been sponsored, maintained, contributed to or required to be contributed to, by a Company or any of its ERISA Affiliates for the benefit of such Company’s current or former directors, officers, employees, or consultants, or with respect to which a Company has or may have any liability or obligation.

“Business” means all of the following as currently conducted by the Companies: the design, manufacture, remanufacture, distribution, service and rental of specialized equipment and parts in the oil and gas, power generation, marine, construction, industrial and mining, on highway and agricultural markets, including well stimulation systems, work over and well servicing rigs, cementing equipment, pumping units, coil tubing units, power train and power generation equipment, controls and drives.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Financial Statements” has the meaning given to it in Section 4.8.

“Buyer SEC Documents” has the meaning given to it in Section 4.9.

“Cash” means money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (c) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than one year from the date of its creation and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any commercial bank organized under the Laws of the United States of America having combined capital and surplus of not less than $500,000,000.

“CBA” has the meaning given to it in Section 5.12(a).

“Charter Documents” means with respect to any Person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other similar organizational documents of such Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Claims Notice” has the meaning given to it in Section 9.5(a).

“Closing” has the meaning given to it in Section 2.3.

“Closing Date” means the date on which Closing occurs.

“COBRA” has the meaning given to it in Section 3.22(f).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means any of S&S and its direct or indirect Subsidiaries and “Companies” means S&S and all of its direct or indirect Subsidiaries.

“Company Assignment Agreement” has the meaning given to it in Section 2.4(e).

“Company Consents” has the meaning given to it in Section 3.5(b).

“Company Indebtedness” means all indebtedness for borrowed money of the Companies, including all amounts owing under the Credit Facilities (collectively, the “Company Indebtedness”).  The term “Company Indebtedness” shall include all fees, prepayment penalties, make-whole payments, reimbursable expenses and other amounts payable to the lenders or other counterparties thereunder and any other amounts owed or payable by the Companies in connection with any Company Indebtedness.

“Company Interests” means (i) 100% of the Equity Interests in the Wholly-Owned Purchased Entities, (ii) Equity Interests representing a 99.95% equity interest in Stewart & Stevenson de Venezuela, S.A., and (iii) Equity Interests representing a 99% equity interest in Stewart & Stevenson de las Americas Colombia Ltda.

“Contributed Assets” has the meaning given to it in the Drop-Down Agreement.

“Corporate Subsidiaries” has the meaning given to it in Section 5.6(a).

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between Buyer and S&S, dated as of April 10, 2017.

“Contract” means any legally binding written contract, legally binding written agreement (including letter agreement), lease, license, evidence of indebtedness, mortgage, indenture, legally binding written purchase order, binding bid, letter of credit, security agreement or other legally binding written arrangement.

“Credit Facilities” means (i) the Fourth Amended and Restated Credit Agreement, dated as of December 23, 2016, among S&S, Power Products, Stewart & Stevenson Petroleum Services LLC, Stewart & Stevenson Material Handling LLC, Stewart & Stevenson Manufacturing Technologies LLC, EMDSI-Hunt Power, L.L.C. and Stewart & Stevenson FDDA LLC, as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (as defined therein) and (ii) the Loan Agreement, dated as of March 15, 2012, between Stewart & Stevenson Acquisition LLC and National Investment Bank (N.A.) N.V.

“Deductible” has the meaning given to it in Section 9.4(a).

“Dispute” has the meaning given to it in Section 9.8(a).

“Disregarded Entity” has the meaning given to it in Section 3.17(h).

“Drop-Down Agreement” has the meaning given to it in Section 2.4(c).

“EI” has the meaning given to it in Section 5.18.

“Environmental Law” means all applicable Laws relating to the prevention of pollution, remediation of contamination, protection of natural resources, or the environment (including air, water or land), exposure to hazardous, or toxic substances, or the preservation of environmental quality, each as amended on or prior to the Closing Date.  The term “Environmental Law” shall include, but not be limited to, the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any state, county, or local laws and regulations similar thereto.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to a Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Company, or that is a member of the same “controlled group” as such Company pursuant to Section 4001(a)(14) of ERISA.

“Estimated Working Capital Adjustment” means the difference of Seller’s good faith estimate of Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date minus the Net Working Capital Target.

“Excluded Assets” means those Assets, Contracts or other items set forth on Schedule 1.1-EA.

“Excluded Liabilities” means (i) all liabilities and obligations of any kind related to or arising from the ownership, operation or existence of a NetJets fractional interest in a Bombardier Global 6000 aircraft and (ii) the deposit liability of approximately $23.5 million associated with the Rigs.

“Excluded Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization; Good Standing), 3.2 (Authority), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.5(a) (Violation of Charter), 3.26 (Securities Matters), and 3.27 (Broker’s Commissions).

“Export and Sanctions Laws” means all Laws of the United States and all other applicable jurisdictions relating to any economic sanctions or export restriction including: (i) the sanctions regulations administered by U.S. Department of Treasury’s Office of Foreign Assets Control; (ii) export and trade controls and related sanctions administered by the U.S. Department of Commerce, Bureau of Industry and Security; and (iii) the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls.

“FCPA” has the meaning given to it in Section 3.11.

“Financial Statements” has the meaning given to it in Section 3.6.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any applicable U.S. or foreign, federal, national, state, provincial or local governmental or quasi-governmental authority, agency, board, commission, court or official.

“Hazardous Material” means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials, radioactive materials, petroleum or petroleum products (including crude oil), and any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Approval” means approval pursuant to, or the expiration of applicable waiting periods under, the HSR Act.

“Indemnity Escrow Account” means the account established by the Indemnity Escrow Agent, Buyer and Seller pursuant to the Indemnity Escrow Agreement into which the Indemnity Escrowed Shares, or any part thereof, is deposited and held from time to time.

“Indemnity Escrow Agent” means J.P. Morgan Escrow Services (or an affiliate of JP Morgan Chase & Co. performing similar services).

“Indemnity Escrow Agreement” means that certain escrow agreement dated as of the Closing Date, by and among the Indemnity Escrow Agent, Buyer and Seller, in the form provided by the Indemnity Escrow Agent and reasonably acceptable to both Parties.

“Indemnity Escrowed Shares” a number of shares of Kirby Common Stock equal to $50,000,000 divided by the Kirby Stock Price, rounded to the nearest whole share.

“Intellectual Property” shall collectively mean all of the following legal rights, title, or interest in or arising under the Laws of the United States, any state, any other country, or international treaty regime, whether or not filed, perfected, registered, or recorded and whether now or hereafter existing, filed, issued, or acquired, including all renewals thereof: (i) certificates of invention and other indicia of invention ownership, patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) rights associated with works of authorship and literary property rights, including copyrights, copyright applications and copyright registrations, and moral rights; (iii) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (iv) trademarks, service marks, logos, trade dress, domain names, trade names, and service names, whether or not registered, and the goodwill associated therewith; and (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property anywhere in the world.

“Interim Financial Statements” has the meaning given to in Section 3.6.

“Interim Period” has the meaning given to it in Section 5.2.

“Kirby Common Stock” means the common stock, par value $0.10 per share, of Kirby Corporation.

“Kirby Stock Price” means the Kirby Volume-Weighted Average Price; provided, however, that (a) if the Kirby Volume-Weighted Average Price is less than $62.3216, then the Kirby Stock Price will equal $62.3216, and (b) if the Kirby Volume-Weighted Average Price is more than $72.4278, then the Kirby Stock Price will equal $72.4278.

“Kirby Volume-Weighted Average Price” means (a) the sum of the daily dollar volume-weighted average price for a share of Kirby Common Stock on the New York Stock Exchange, as reported by Bloomberg, L.P. (or, if Bloomberg, L.P. ceases to provide such information, by any substitute function or service mutually agreed among the Parties) for the twenty (20) Trading Days ending on and including the Trading Day immediately preceding the Closing Date, divided by (b) twenty (20).

 “Knowledge” when used in a particular representation or warranty in this Agreement with respect to Seller, means that any of the individuals listed on Schedule 1.1-K has actual knowledge of the event, matter or information in question or would have knowledge of such matter following reasonable inquiry of those employees who report directly to such individuals.

“Laws” means all laws, statutes, rules, regulations, ordinances, court orders and other pronouncements having the effect of law of any Governmental Authority.

“Leased Real Property” means all of the real property leased by a Company.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, warranty, purchase right, lease or other similar property interest or other right or encumbrance.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, cost of investigation, Taxes and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment).  For all purposes in this Agreement the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), capitalization, assets, liabilities, or operations of the Companies, on the one hand, or the Buyer and its subsidiaries, on the other hand, taken as a whole, or on a party’s ability to consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no change, event, violation, development, circumstance, effect or other matter resulting from or arising out of any of the following shall constitute a Material Adverse Effect: (i) changes in conditions in the United States or global economy; (ii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof; (iii) the public announcement or pendency of this Agreement and the transactions contemplated by this Agreement; and (iv) the existence or occurrence of war, acts of war, terrorism or similar hostilities; (v) the effect of any change that generally affects any industry in which the Companies or the Buyer and its subsidiaries, as applicable, operate; (vi) the failure of any Company to meet any of its internal projections; (vii) the termination of employment of any employee of the Companies; or (viii) national or international political, labor or social conditions, so long as, with regard to matters described in (i), (ii), (iv), (v), and (viii), such matters do not have a materially disproportionate impact on the Companies or the Buyer and its subsidiaries, as applicable, relative to other companies in the industries in which the Companies or the Buyer and its subsidiaries, as applicable, operate; provided, further, that the parties hereto agree that any suspension or debarment rendering any of the Companies ineligible to enter into contracts with the federal government or as a subcontractor to the federal government shall constitute a Material Adverse Effect with respect to the Companies.

“Material Contracts” has the meaning given to it in Section 3.18(a).

“Material Customers” has the meaning given to it in Section 3.20.

“Multiemployer Pension Plan” has the meaning given to it in Section 5.12(h).

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of a particular date or time, (a) the sum of the following consolidated current assets of the Purchased Entities: (i) accounts receivable, (ii) costs in excess of billings, (iii) inventory and (iv) prepaid expenses and other assets, less (b) the sum of the following consolidated current liabilities of the Purchased Entities: (w) accounts payable, (x) customer deposits, (y) accrued payroll and incentives and (z) other accrued liabilities.  Notwithstanding anything in this Agreement to the contrary the following items will be excluded from the calculation of Net Working Capital: (a) accrued interest payable, (b) current maturities of long-term debt, (c) bank notes payable, (d) Cash and Cash Equivalents, (e) deferred Tax assets and liabilities established to reflect timing differences between book and Tax income, (f) Excluded Assets and (g) Excluded Liabilities.  For illustrative purposes only, attached as Schedule 1.1-A is a sample calculation of Net Working Capital prepared by the Parties as of May 6, 2017. The elements of Net Working Capital will be calculated using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, reserves and valuation and estimation methodologies that were used in the preparation of the Balance Sheet.

“Net Working Capital Target” means $122,480,926.

“Non-Reimbursable Damages” has the meaning given to it in Section 9.6(b).

“Offer Letter” has the meaning given to it in Section 5.12(a).

“Offered Employee” has the meaning given to it in Section 5.12(a).

“Outside Date” has the meaning given to it in Section 8.1(b).

“Parties” means each of Buyer and Seller.

“Partnership” has the meaning given to it in Section 3.17(g).

“Payoff Amount” has the meaning given to it in Section 2.4(a).

“Payoff Letters” has the meaning given to it in Section 2.4(a).

“Permits” has the meaning given to it in Section 3.12.

“Permitted Lien” means (a) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable (or those with respect to which the amount or validity of is being contested in good faith and that are set forth on Schedule 1.1-PL), (b) landlords’, warehousemans’, mechanics’, materialmens’ and carriers’ Liens to secure claims for labor, material or supplies and other similar Liens that relate to obligations not due and payable and that arise in the ordinary course of business, (c) the interests of the lessors and sublessors of any leased properties, (d) such liens, easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the value or present use of the property related thereto, and (e) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Power Products” has the meaning given to it in Section 5.12(b).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, investigation, administrative proceeding or review, or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchased Entities” has the meaning given to it in the Recitals.

“Purchased IP” means the intellectual property assets set forth on Schedule 1.1-IP.

“Purchase Price” has the meaning given to it in Section 2.2.

“Real Property” means the real property owned in fee or leased, used or held for use by a Company, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of such Company in and to any street or other property adjoining any portion of such property.

“Registration Agreement” means a Registration Agreement in the form attached hereto as Exhibit D.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Materials into the environment.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Rig Agreement” has the meaning given to it in Section 5.18.

“Rig Construction Contracts” has the meaning given to it in Section 5.18.

“Rigs” means the four undelivered self-propelled, carrier mounted workover/drilling rigs manufactured by Power Products for Energy Equipment International Ltd., pursuant to purchase contracts dated October 30, 2009.

“Scheduled Excluded Employees” means those employees of Seller set forth on Schedule 1.1-SEE.

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“SEC” has the meaning given to it in Section 3.26.

“Securities Act” has the meaning given to it in Section 3.3.

“Seller” has the meaning given to it in the introduction to this Agreement.

“Seller Approvals” has the meaning given to it in Section 3.5(c).

“Seller Taxes” means any and all Taxes imposed on the Companies for any Pre‑Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.6(d).

“Share Consideration” has the meaning given to it in Section 2.2(b).

“S&S” has the meaning given to it in the introduction to this Agreement.

“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning given to it in Section 3.4.

“Taxes” means all taxes, charges, fees, imposts, levies or other assessments or fees of any kind, including income, corporate, capital, excise, property, sales, use, turnover, unclaimed property, escheat, employment, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), customs duties, transfer, registration, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, and including any interest or penalty imposed with respect thereto, whether disputed or not, as well as any obligation to indemnify or otherwise assume the Tax obligations of any other Person, whether pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or schedule attached thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Termination Fee” has the meaning given to it in Section 8.2.

“Trading Day” means a day on which the New York Stock Exchange is open for the transaction of business and trading of securities.

“Transaction Expenses” means the amounts owed by Seller or any Company to (a) Jones Day, and (b) any other third party who provides services to Seller, any Company or any of their Affiliates in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning given to it in Section 5.6(h).

“Wholly-Owned Purchased Entities” means the following entities:

(a)           Stewart & Stevenson Power Products LLC, a Delaware limited liability company;

(b)           Stewart & Stevenson Material Handling LLC, a Delaware limited liability company;

(c)           Stewart & Stevenson Funding Corp., a Delaware corporation;

(d)           EMDSI-Hunt Power, L.L.C., a Delaware limited liability company;

(e)           Stewart & Stevenson Canada Inc., a New Brunswick corporation;

(f)            Stewart & Stevenson Petroleum Services LLC, a Delaware limited liability company;

(g)           Stewart & Stevenson Distributor Holdings LLC, a Delaware limited liability company;

(h)           Stewart & Stevenson Finance LLC, a Delaware limited liability company;

(i)            Stewart & Stevenson Manufacturing Technologies LLC, a Delaware limited liability company;

(j)            Stewart & Stevenson Acquisition LLC, a Delaware limited liability company;

(k)           Stewart & Stevenson Rentals LLC, a Delaware limited liability company; and

(l)            Stewart & Stevenson FDDA LLC, a Delaware limited liability company.

“Working Capital Adjustment” means the sum of (a) the difference between Net Working Capital as of the Closing and the Net Working Capital Target and (b) any Cash or Cash Equivalents of the Purchased Entities as of the Closing.

“Working Capital Escrow Account” means the account established by the Working Capital Escrow Agent, Buyer and Seller pursuant to the Working Capital Escrow Agreement into which the Working Capital Escrowed Cash, or any part thereof, is deposited or held from time to time.

“Working Capital Escrow Agent” means J.P. Morgan Escrow Services (or an affiliate of JP Morgan Chase & Co. performing similar services).

“Working Capital Escrow Agreement” means that certain escrow agreement dated as of the Closing Date, by and among the Working Capital Escrow Agent, Buyer and Seller, in the form provided by the Working Capital Escrow Agent and reasonably acceptable to both Parties.

“Working Capital Escrowed Cash” means an amount equal to $2,500,000.

1.2           Rules of Construction.

(a)          The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  All underscored article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified.

(b)          The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d)          Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements.

(f)           Any reference herein to any Law, statute, rule or regulation shall be construed as referring to such Law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g)          Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1           Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell and to convey to Buyer, at Closing, (i) the Company Interests, and (ii) the Purchased IP.

2.2           Consideration.  The consideration in full (collectively, the “Purchase Price”) to be paid by the Buyer for the sale and purchase of the Company Interests, the Purchased IP, and the non-competition agreements in ARTICLE X will be:

(a)          $355,000,000 (the “Base Cash Purchase Price”), plus (if positive) or minus (if negative), the Working Capital Adjustment;

(b)          a number of shares of Kirby Common Stock equal to $355,000,000 divided by the Kirby Stock Price, rounded to the nearest whole share (the “Share Consideration”); and

(c)          the Additional Cash Consideration, if any.

2.3           Closing.  The consummation of the purchase and sale of the Company Interests and the Purchased IP (the “Closing”) shall take place at the offices of Norton Rose Fulbright US LLP, 1301 McKinney, Suite 5100, Houston, Texas 77010 at 10:00 A.M. local time, on the third Business Day after the conditions to Closing set forth in Articles VI and VII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Seller mutually agree.  All actions listed in Sections 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4           Closing Deliveries by Seller to Buyer.  At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a)          payoff letters from the Company’s lenders with respect to any Company Indebtedness in form and substance reasonably satisfactory to the Buyer, which payoff letters will (i) evidence payoff and satisfaction of all outstanding Company Indebtedness (ii) provide for the termination of all obligations of the Companies with respect to the Company Indebtedness, and (iii) provide for the automatic termination, upon payment of the payoff amount indicated in such payoff letter, any Liens securing the obligations of any Company under such Company Indebtedness (such letters being the “Payoff Letters” and the aggregate amount indicated for payment on the Closing Date in all of the Payoff Letters being the “Payoff Amount”);

(b)          any other evidence reasonably required by Buyer to evidence the satisfaction of any Company Indebtedness and the payment of any amounts required to be paid at the Closing pursuant to Section 5.5;

(c)          an original copy of the Assignment, Assumption and Contribution Agreement in the form attached hereto as Exhibit A (the “Drop-down Agreement”), duly executed by Seller and Power Products;

(d)          counterparts duly executed by Seller of assignments of the Purchased IP, including separate assignments of all registered marks, patents and copyrights included in the Purchased IP in the form attached hereto as Exhibits B-1, B-2 and B-3;

(e)          a counterpart duly executed by Seller of an assignment of Equity Interests (the “Company Assignment Agreement”) in the form attached hereto as Exhibit C evidencing the assignment and transfer to Buyer of the Company Interests; provided, however, that at Buyer’s election, such Company Interests may be assigned directly to another Person designated by Buyer that is an Affiliate controlled by Buyer;

(f)          original stock certificates evidencing the corporate Company Interests accompanied by stock powers duly executed by Seller in a form reasonably acceptable to Buyer evidencing the assignment and transfer to Buyer of such Company Interests; provided, however, that at Buyer’s election, such Company Interests may be assigned directly to another Person designated by Buyer that is an Affiliate controlled by Buyer;

(g)          the originals or copies of all of the Companies’ books, records, ledgers, proprietary information and other data, and all other written or electronic depositories of information  (which delivery may be made and will be deemed to be received at the offices of the Purchased Entities);

(h)          copies of the Certificate of Incorporation of each Purchased Entity (certified as of the most recent practicable date by the Secretary of State of the state of incorporation of such Purchased Entity) that is a corporation incorporated in the United States;

(i)           copies of the Certificate of Formation or other similar organizational document of each Purchased Entity (certified as of the most recent practicable date by the Secretary of State of the state of formation of such Purchased Entity) that is formed, organized or otherwise incorporated in the United States but that is not a corporation;

(j)           copies of the Certificate of Formation or other similar organizational document of each Purchased Entity that is formed, organized or otherwise incorporated in a jurisdiction that is not part of the United States;

(k)          true and correct copies of the limited liability company agreements, limited partnership agreements (or other governing agreements) for each Purchased Entity that is not a corporation;

(l)           a certificate of the Secretary of State of the state of formation or incorporation for each Purchased Entity that is formed, organized or otherwise incorporated in the United States certifying as to the good standing of each such Purchased Entity as of the most recent practicable date;

(m)         a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller;

(n)          the resignation or removal (effective as of Closing) of such managers, partners, officers and directors, of any of the Purchased Entities as Buyer shall request;

(o)         a closing certificate in a form reasonably acceptable to the Buyer duly executed by the President and Chief Executive Officer of Seller as to satisfaction of the conditions set forth in Sections 6.1 and 6.2;

(p)         a secretary’s certificate of Seller in a form reasonably acceptable to the Buyer duly executed by the secretary or assistant secretary of Seller;

(q)          a counterpart duly executed by Seller and each member of Seller of the Registration Rights Agreement;

(r)           a counterpart duly executed by Seller of the Working Capital Escrow Agreement;

(s)          a counterpart duly executed by Seller of the Indemnity Escrow Agreement;

(t)          evidence reasonably satisfactory to Buyer of the termination of the sales consulting agreements identified as “relationship inactive” on Schedule 3.5(b); and

(u)          a copy of the Rig Agreement in form and substance reasonably acceptable to Buyer duly executed and delivered by both Power Products and EI.

2.5          Closing Deliveries by Buyer to Seller.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (or such other Persons as are set forth below) the following:

(a)          a wire transfer of immediately available funds (to such account as Seller shall have notified Buyer of at least two Business Days prior to the Closing Date) in an amount in the aggregate equal to the Base Cash Purchase Price, plus (1) the Additional Cash Consideration (if any), minus (1) the Working Capital Escrowed Cash, minus (2) the Payoff Amount, plus (if positive) or minus (if negative) (3) the Estimated Working Capital Adjustment;

(b)          wire transfers of immediately available funds of the Payoff Amount to the accounts listed for payment in the Payoff Letters;

(c)          a wire transfer to the Working Capital Escrow Agent of the Working Capital Escrowed Cash;

(d)          a certificate representing a number of shares of Kirby Common Stock equal to the Indemnity Escrowed Shares to the Indemnity Escrow Agent  (or evidence from Buyer’s transfer agent as to the issuance of such shares of stock in book-entry form);

(e)          a certificate representing a number of shares of Kirby Common Stock equal to the Share Consideration less the Indemnity Escrow Shares (or, at the request of Seller, evidence from Buyer’s transfer agent as to the issuance of such shares of stock in book-entry form);

(f)          counterparts duly executed by Buyer of assignments of the Purchased IP, including separate assignments of all registered marks, patents and copyrights included in the Purchased IP in the form attached hereto as Exhibits B-1, B-2 and B-3.

(g)          a counterpart duly executed by Buyer of the Company Assignment Agreement to the Seller;

(h)         a closing certificate in a form reasonably acceptable to Seller duly executed by the President and Chief Executive Officer of Buyer, certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2;

(i)          a secretary’s certificate of Seller in a form reasonably acceptable to the Seller duly executed by the secretary or assistant secretary of Buyer;

(j)           a counterpart duly executed by Buyer of the Registration Agreement;

(k)          a counterpart duly executed by Buyer of the Working Capital Escrow Agreement to the Seller; and

(l)           a counterpart duly executed by Buyer of the Indemnity Escrow Agreement to the Seller.

2.6           Working Capital Adjustment.

(a)          Seller and Buyer shall cooperate and provide each other access to their respective books, records and employees as are reasonably requested in connection with the matters addressed in this Section 2.6.  Within five Business Days prior to the expected Closing Date, Seller shall in good faith estimate Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date and shall provide Buyer with written notice thereof and of the Estimated Working Capital Adjustment.  The existence of any dispute with respect to any such calculations shall not delay or otherwise affect the Closing or the obligation to make the payments specified in Section 2.5 at the Closing.  For purposes of calculating Net Working Capital, all payments made at Closing pursuant to Section 5.5 shall be deemed to have been paid as of as of the close of business on the Business Day immediately preceding the Closing Date.

(b)          Within 45 days after Closing, Buyer shall provide Seller with its good faith calculation of Net Working Capital as of the Closing and the Working Capital Adjustment, as well as detailed supporting information, which clearly delineates the specific line item differences between Buyer’s new calculation and Seller’s previous calculation.  If Seller disagrees with any of the calculations provided by Buyer pursuant to the notice referenced in the foregoing sentence, then it shall provide Buyer with written notice thereof within 30 days after receiving written notice thereof and shall include reasonable detail regarding such specific objections.  If Buyer and Seller working in good faith are unable to agree on such disputed items on or prior to the 90th day following the Closing Date, then either Party may refer such dispute to Deloitte LLP or, if that firm declines to act as provided in this Section 2.6(b), another firm of independent public accountants, mutually acceptable to Buyer and Seller (such selected firm being the “Accounting Firm”), which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution.  Such Accounting Firm shall act as an expert and not as a mediator or arbitrator and shall not have the power to modify or amend any term or provision of this Agreement.  Each of Buyer and Seller shall bear and pay one-half of the fees and other costs charged by such Accounting Firm.  If Seller does not object to Buyer’s calculations within the time period and in the manner set forth in the second sentence of this Section 2.6(b) or accepts Buyer’s calculations, then such calculations as set forth in Buyer’s notice shall become final and binding upon the Parties for all purposes hereunder.

(c)          If the Working Capital Adjustment (as agreed between Buyer and Seller or as determined by the above-referenced accounting firm or otherwise) is (i) greater than the Estimated Working Capital Adjustment as paid by Buyer at Closing, then Buyer shall pay to Seller within five Business Days after such amounts are so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Seller, the amount of such difference or (ii) less than the Estimated Working Capital Adjustment as paid by Buyer at Closing, then Seller and Buyer shall execute a joint instruction to the Working Capital Escrow Agent to pay to Buyer, within five Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by Buyer, the amount of such difference (provided, however, that if such difference exceeds the amount of funds in the Working Capital Escrow Account, then Seller shall pay the amount of such shortfall to Buyer, it being agreed that (x) such amount shall be paid by Seller by wire transfer of immediately available funds to an account designated by Buyer, and (y) such amount shall be paid directly by Seller and not from the Indemnity Escrow Account).

2.7           Purchase Price Allocation.  Seller and Buyer agree to allocate the Purchase Price and any other items of consideration for federal income Tax purposes in accordance with Exhibit E (the “Allocation Principles”).  Within sixty (60) days after the determination of the Net Working Capital is agreed to or determined in accordance with Section 2.6, Seller shall prepare and deliver to the Buyer an allocation of the Purchase Price and any other items of consideration for federal income Tax purposes, which shall be allocated among the Purchased IP, the stock of the Corporate Subsidiaries, the assets of the Companies (other than the Corporate Subsidiaries), (taking into account any adjustments for Tax purposes pursuant to Section 2.6 (the “Allocation”), and thereafter, Buyer and Seller will act in good faith and reasonably cooperate with each other to agree on the Allocation.  If Buyer and Seller cannot agree on the Allocation within thirty (30) days of the delivery of the Allocation to Seller, Buyer and Seller will resolve the dispute in accordance with the dispute resolution procedures contained in Section 2.6(b).  Any Allocation determined by the Accounting Firm shall incorporate, reflect and be consistent with the Allocation Principles.  The cost of the Accounting Firm shall be borne equally by Seller and Buyer.  Buyer and Seller agree (a) to file, and to cause their respective Affiliates to file, all Tax Returns in a manner consistent with the Allocation agreed to by Buyer and Seller or, if applicable, determined pursuant to the dispute resolution procedures contained in Section 2.6(b) and not to take (and to cause their respective Affiliates not to take) any position inconsistent therewith in any Tax Return, audit, examination, claim, adjustment, litigation or other Proceeding with respect to Taxes, unless required to do so by applicable Law or with prior written consent of the other Party, and (b) that the Allocation shall be further revised, as necessary and in a manner consistent with the Allocation, to reflect any adjustment to the Purchase Price pursuant to Section 5.6(i) or otherwise that is not reflected in the Allocation.  In the event any Taxing Authority disputes such Allocation, the Party receiving notice thereof shall promptly notify and consult with the other Party concerning such dispute.

2.8          Withholdings.  Notwithstanding anything contained in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the Purchase Price all withholding Taxes that the Buyer is required to deduct and withhold.  All such withheld amounts shall be treated as having been paid hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
REGARDING SELLER AND THE COMPANIES

Seller hereby represents and warrants (subject to any disclosures in the Schedules) to Buyer as follows:

3.1           Organization; Good Standing.

(a)          Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)          Each Company is a limited liability company, partnership or corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company, partnership or corporate power and authority to own its properties and conduct its business as it is now being conducted.  Each Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not be material to the Companies.

(c)          True and complete copies of the Charter Documents of each Purchased Entity and all amendments thereto have been furnished to Buyer.

3.2           Authority.  Seller has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3           Capitalization of the Purchased Entities.  The Company Interests are owned beneficially and of record by Seller, free and clear of all Liens other than those under the Charter Documents of the applicable Purchased Entity.  Except for the Company Interests or as set forth on Schedule 3.3, none of the following are issued, reserved for issuance or outstanding:  (a) interests of any Purchased Entity convertible into, or exchangeable or exercisable for Equity Interests of such Purchased Entity or (b) options, warrants, calls, rights, commitments or Contracts to which a Purchased Entity is a party or by which it is bound, in any case obligating such Purchased Entity to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of such Purchased Entity, or obligating any Purchased Entity to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.  The Company Interests of each Purchased Entity are duly authorized, validly issued, fully paid (to the extent required by the Charter Documents of such Purchased Entity) and, subject to the Laws of the state of organization of such Purchased Entity, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right, or in violation of the Securities Act of 1933 (as amended, the “Securities Act”), any applicable state securities laws, or any of the rules and regulations promulgated thereunder.  There are no outstanding bonds, debentures, notes or other instruments or evidence of indebtedness of any Purchased Entity having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Seller may vote.

3.4           Subsidiaries.  Schedule 3.4 sets forth a list of each Person in which S&S owns, directly or indirectly, any Equity Interests or interests (each a “Subsidiary”).  Additionally, Schedule 3.4 sets forth for each Subsidiary (a) the amount and classification of its authorized Equity Interests, (b) the amount and classification of its outstanding Equity Interests and (c) the record owner of its membership interest or other Equity Interests.  All of the issued and outstanding Equity Interests of each Subsidiary have been duly authorized and validly issued and is fully paid and, except as set forth on Schedule 3.4, the Equity Interests of each Subsidiary are owned directly or indirectly by S&S free from Liens other than those under state and federal securities Laws and the Charter Documents of the issuing Subsidiary.  Each Subsidiary has been duly organized and is in good standing under the Laws of the states, provinces or foreign jurisdictions indicated for each such entity in Schedule 3.4, with power and authority to own its properties and conduct its business as it is presently being conducted are as it is proposed to be conducted.  Each Subsidiary is duly qualified to do business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect.  Except for interests in the Subsidiaries as set forth on Schedule 3.4 and as otherwise set forth on Schedule 3.4, neither S&S nor any Purchased Entity owns, directly or indirectly, any Equity Interests or interests in any Person.

3.5           No Conflicts; Consents and Approvals.  The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations under this Agreement do not:

(a)          violate or result in a breach of the Charter Documents of Seller or any Company;

(b)          assuming the consents disclosed on Schedule 3.5(b) (the “Company Consents”) have been obtained or made, violate or result in a material default (or an event that with notice or the lapse of time or both would constitute a material breach or material violation) under any Material Contract to which Seller or any Company is subject to or bound or by which any material asset owned by the Companies or otherwise used in connection with the Business is in any way bound or obligated, including any Material Contract; and

(c)          assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed on Schedule 3.5(c) (collectively, the “Seller Approvals”) and the HSR Approval, if required, have been received and the Company Consents have been made, obtained or given, (i) violate or result in a breach of any Law applicable to Seller or any Company in any material respect, or (ii) require any consent or approval of any Governmental Authority under any Law applicable to Seller or a Company.

3.6           Financial Statements.  The Sellers have provided the Buyer with true and complete copies of: (i) the combined unaudited balance sheet of the Companies (the “Balance Sheet”) as of May 6, 2017 (the “Balance Sheet Date”) and the related combined unaudited statements of operations of the Companies for the three (3) months then ended (the “Interim Financial Statements”); and (ii) the audited consolidated balance sheets of the Companies as of January 31, 2015, 2016 and 2017, and the related consolidated statements of operations, income (loss), shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements,” and, collectively with the Interim Financial Statements, the “Financial Statements”).  The Financial Statements (y) present fairly in all material respects the combined financial condition of the Companies and the results of their operations as of the respective dates thereof and for the periods covered thereby, and (z) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which adjustments were not, or are not expected to be, material in amount, individually or in the aggregate) and the absence of footnotes.  The Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. Schedule 1.1-A sets forth the Net Working Capital as of May 6, 2017.

3.7           Undisclosed Liabilities.

(a)          Except as set forth on Schedule 3.7, none of the Companies has any material direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, “Liabilities” that are required to be set forth on a balance sheet in accordance with GAAP except for: (i) Liabilities reflected in the Balance Sheet; and (ii) current Liabilities incurred in the ordinary course of business and consistent with past practice after the Balance Sheet Date which are not material to the Companies.

(b)          For purposes of this Agreement, “ordinary course” Liabilities include only liabilities and obligations incurred in the normal course of the Business (or the business of Buyer and its subsidiaries, as applicable) consistent in all material respects with past practice and amounts, and do not include any Liabilities under any agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law by a Company or Seller (or Buyer or any of its subsidiaries, as applicable).

3.8           Assets of Affiliates.  Except as set forth on Schedule 3.8, other than the Company Interests and the Purchased IP, no material tangible or intangible asset used in the Business is owned or leased by Seller or any Affiliates of Seller (other than a Purchased Entity or a direct or indirect subsidiary of a Purchased Entity).

3.9           Title to, Condition of, and Sufficiency of Assets.

(a)          Except as set forth on Schedule 3.9(a), (i) the Seller has good and marketable title to the Company Interests, the Purchased IP and the Contributed Assets free and clear of all Liens other than Permitted Liens, and (ii) each of the Purchased Entities has good and marketable title to all of the assets that it owns or purports to own, and each owns such assets free and clear of all Liens other than Permitted Liens.  Except as set forth on Schedule 3.9(a), the Company Interests, the Purchased IP, the Contributed Assets and the assets of the Purchased Entities, including any assets held under leases or licenses, in all material respects (a) to the extent the same constitute tangible assets, have been properly and regularly maintained in the ordinary course of business consistent with past practice; (b) constitute all material Assets used or held for use by the Companies in the conduct of the Business; and (c) are sufficient to permit the Purchased Entities to engage the Business in all material respects as it is presently conducted.

(b)          Other than as set forth on Schedule 3.9(b), Seller (i) owns no Assets related to the Business other than the Purchased Interests, the Purchased IP and the Contributed Assets, (ii) is not a party to any Contracts related to the Business, including any Material Contracts and any Benefit Plan or Multiemployer Plan, and (iii) does not employ any Persons who provide services to or otherwise conduct activities with regard to the Business.

3.10         Absence of Changes. Except as set forth on Schedule 3.10, since the date of the Balance Sheet, there has not been any:

(a)          Material Adverse Effect with respect to the Companies;

(b)          amendment of the Charter Documents of any Company;

(c)          split, combination or reclassification of any shares of the capital stock or membership interests of any of the Companies;

(d)          issuance, sale, pledge or other disposition of any Equity Interests of the Companies, or any change to the equity capital structure of any Company;

(e)          declaration or payment of any non-cash dividends or distributions on or in respect of any of the capital stock or membership interests or redemption, purchase or acquisition of the capital stock or membership interests (or any option, warrant, convertible security or similar instrument) of any Company;

(f)           change in any method of accounting or accounting practice, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements by any Company;

(g)          incurrence by any Company of any Company Indebtedness other than in the ordinary course of business consistent with past practices or assumption or guaranty by any Company of the indebtedness of any other Person (other than another Company);

(h)          sale, lease, transfer or other disposition of, or mortgage or pledge or imposition of any Lien (other than a Permitted Lien) on, any of the assets of the Companies, except sales of inventory in the ordinary course of business consistent with past practice;

(i)           material increase in the compensation of the Companies’ employees, other than (i) as required by any Laws or written agreements existing on the date of this Agreement, (ii) otherwise, in the ordinary course of business consistent with past practice or (iii) as specifically provided in this Agreement;

(j)           adoption, amendment or modification by a Company of any Benefit Plan except as contemplated by this Agreement or as required by Law;

(k)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets of, or by any other manner, any business or any Person or any division thereof, or the acquisition of any equity or debt interest in any Person, by a Company;

(l)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law by a Company;

(m)         material change in the operations or business of the Companies;

(n)          material revaluation of any of the Companies’ assets, including the material writing down or off of notes or accounts receivable or the material writing down of the of inventory;

(o)          except in accordance with the 2017 Budget, agreement to incur capital expenditures in excess of $1,000,000, individually or in the aggregate;

(p)          breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Contract;

(q)          theft, condemnation or eminent domain proceeding, or any damage, destruction or casualty loss in excess of $100,000 affecting any asset of the Companies, whether or not covered by insurance;

(r)           action by the Companies other than in the ordinary course of business and consistent with past practice, to pay, discharge, settle or satisfy any claim or material Liability;

(s)          entry by a Company into any agreement which by its terms would require consent to the transactions contemplated by this Agreement by the other party or parties to such agreement (unless consent to the transactions contemplated by this Agreement is granted by the counterparty in writing at the time such agreement is entered into);

(t)           settlement or compromise by any Company of any pending Proceeding other than in the ordinary course of business consistent with past practice for Proceedings covered by insurance (subject to any deductible); or

(u)          any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.11         Compliance with Applicable Laws. Except as set forth on Schedule 3.11, each Company is currently, and has at all times since January 1, 2012, been in compliance with all Laws applicable to it including (i) all Laws relating to zoning and land use, occupational health and safety, and employment and labor matters, (ii) applicable Export and Sanctions Laws, and (iii) applicable Anti-Boycott Laws.  None of the Companies, Seller, any shareholder, member, manager, director, officer, employee or agent of the Companies or any Affiliate or immediate family member of any of the foregoing has: (i) used any funds of the Companies for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (or (iii) made any other payment in violation of applicable Law.

3.12         Permits.  The Companies own or possesses from each appropriate Governmental Authority all right, title and interest in and to all material permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Authority necessary to lawful conduct of the Business, and have complied in all material respects with, and are not in default or in violation in any material respect of, any of the terms and conditions of such Permits.  Each of such Permits is described on Schedule 3.12.  Such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, and no loss or expiration of any such Permit is pending or, to the Knowledge of the Sellers, threatened, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

3.13         Absence of Litigation.  Except as set forth on Schedule 3.13, there is no Claim or Proceeding pending or, to Seller’s Knowledge, threatened against any Company by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to any Company pending or, to Seller’s Knowledge, threatened by or before any arbitrator or any Governmental Authority that is or would be material to the Companies.  None of the Companies is subject to or bound by any currently existing judgment, order, writ, injunction or decree that is material to the Companies.

3.14         Insurance.  The Companies maintain insurance in such amounts and covering such losses and risks as, in the Companies’ reasonable determination, is adequate to protect the Companies and the Business and is customary for companies engaged in similar businesses  in similar industries.  Except as set forth on Schedule 3.14, all policies relating to such insurance are in full force and effect.  No Company has received any written notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.  Except as set forth on Schedule 3.14, no letters of credit have been posted and no Cash or Cash Equivalents have been restricted to support any reserves for insurance.

3.15         Property.

(a)          Set forth on Schedule 3.15(a) is the address and description of each parcel of real property owned in fee and used or held for use by a Company, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of a Company in and to any street or other property adjoining any portion of such property.  A Purchased Entity holds good and marketable title to all such real property described in Schedule 3.15(a), free and clear of all Liens, except for Permitted Liens.

(b)          Set forth on Schedule 3.15(b) is a list of all leases for the Leased Real Property.  Each lease set forth on Schedule 3.15(b) is a legal, valid and binding obligation of such Purchased Entity.  A true and complete copy of each such lease and any amendment thereto has been made available to Buyer.  Except as set forth on Schedule 3.15(b), (i) no Purchased Entity is in material default under any lease set forth on Schedule 3.15(b), (ii) to Seller’s Knowledge, no landlord is in material default under any of the leases set forth on Schedule 3.15(b), and (iii) no event has occurred which constitutes a default or with lapse of time or giving of notice or both would constitute a material default under any of the leases set forth on Schedule 3.15(b).

3.16         Environmental Matters.  Except as set forth in Schedule 3.16:

(a)          The operations of the Companies are, and have been at all times since January 1, 2012, in compliance with Environmental Laws in all material respects and the operations of the Subsidiaries are, and have been at all times, in compliance with Environmental Laws in all material respects;

(b)          The Companies possess, and are and have been since January 1, 2012 in compliance in all material respects with, all material permits, licenses, registrations and authorizations required under Environmental Laws for their operations as presently conducted;

(c)          There are no pending or, to Seller’s Knowledge, threatened Claims asserted against the Companies pursuant to Environmental Laws, nor has any Company received any notice of violation or noncompliance, written request for information, order or demand or notice of enforcement from any Governmental Authority pursuant to Environmental Laws which remains uncorrected;

(d)          Since January 1, 2012, there has been no material Release, discharge or disposal of Hazardous Materials on, at, under or from the Real Property in violation of any Environmental Laws or in a manner that could give rise to a material remedial or corrective action obligation pursuant to Environmental Laws;

(e)          Since January 1, 2012, Seller has not transported or arranged for the transportation of Hazardous Materials to any location which to Seller’s Knowledge is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System or any similar ranking or listing under any state law;

(f)          None of the Companies are currently operating or required to be operating the Assets of any Company under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued by or entered into with a Governmental Authority under any Environmental Law;

(g)          None of the following exists on, at or under the real property listed on Schedule 3.15(a), or to Seller’s Knowledge, the Leased Real Property: (1) underground storage tanks, (2) friable asbestos or asbestos containing materials that are not in compliance with Environmental Laws, (3) materials or equipment containing any polychlorinated biphenyls, or (4) landfills, surface impoundments or disposal areas for Hazardous Materials that do not comply with Environmental Laws; and

(h)          Seller has made available for inspection by Buyer copies of all environmental assessment and audit reports and studies relating to the Real Property and the operations of the Companies that are in the possession of the Companies.

3.17        Taxes.  Except as set forth on Schedule 3.17:

(a)          All Tax Returns required to be filed by or with respect to any Company have been duly and timely filed in compliance in all respects with all applicable Law, and all such Tax Returns were complete and accurate in all material respects.  All Taxes (whether or not shown as due on any Tax Returns) payable by any Company have been timely paid in full.  All withholding Tax requirements imposed on any Company have been satisfied.

(b)          There is not in force any waiver or agreement for any extension of time of the statute of limitations or for the assessment or payment of any Tax by any Company.  No outstanding claim, assessment or deficiency in respect of Taxes has been asserted in writing against any Company by any Taxing Authority.  There is no Claim, audit, other examination, matter in controversy, proposed adjustment, refund litigation or other Proceeding pending against, or with respect to, any Company with regard to Taxes.

(c)          Except for Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes upon any of the assets of any Company, and (ii) no claim for unpaid Taxes has been made in writing by any Taxing Authority that could give rise to any such Lien.

(d)          There is no existing Tax sharing allocation or similar Contract that may or will require any payment be made by or to any Company on or after the Closing Date, and no Company is liable for the Taxes of any other Person (other than another Company) by virtue of Treasury Regulation Section 1.1502-6, any similar provision of state, local or foreign applicable Law, by contract, as successor or transferee, or otherwise.

(e)          No Company will be required to include in income, or exclude any item of deduction from income, for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) by reason of a change in method of accounting or otherwise for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign law) executed prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) entered into or created prior to the Closing; (v) prepaid amount received on or prior to the Closing Date,(vi) the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax Law applied to a contract entered into prior to the Closing; (vii) election under Section 108(i) of the Code made prior to the Closing; (viii) other transaction that has the effect of deferring income (including the cash method of accounting) or accelerating deductions, or otherwise shifting the basis of taxation from one period to another; or (ix) pursuant to Section 951 of the Code with respect to amounts earned on or before the Closing Date.

(f)           There are no Tax holidays or Tax incentives applicable to any Company.

(g)          S&S is, and will be immediately prior to the Closing, classified as a partnership for U.S. federal Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and state, local, and foreign Tax purposes where applicable) (a “Partnership”), and no election has been or will be filed, no action has been or will be taken, and no failure to act has occurred or will occur, in each case prior to the Closing, that would result in S&S being classified as an entity that is not a Partnership for U.S. federal Tax purposes (and state, local, and foreign Tax purposes where applicable).

(h)          Each Subsidiary is, and will be immediately prior to the Closing, disregarded as an entity separate from S&S for U.S. federal income Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and state, local, and foreign income Tax purposes where applicable) (a “Disregarded Entity”), and no election has been or will be filed, no action has been or will be taken, and no failure to act has occurred or will occur, in each case prior to the Closing, that would result in any Subsidiary being classified as an entity that is not a Disregarded Entity for U.S. federal income Tax purposes (and state, local, and foreign income Tax purposes where applicable).

(i)           No Claim has ever been made by a Taxing Authority in a jurisdiction where any Company does not file Tax Returns claiming that such Company is or may be subject to Taxes assessed by such jurisdiction.

(j)           No Company is or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b), and no IRS Form 8886 has been filed with respect to any Company, and each Company has disclosed on each income Tax Return any reporting position taken on such Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of U.S. state, U.S. local or foreign income Tax Law).

(k)          No Company is a party to any agreement, contract, arrangement or plan, individually or in the aggregate, that has resulted, or could result upon the consummation of the transactions contemplated by this Agreement, in (A) the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (B) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person.

3.18          Contracts.

(a)          Excluding insurance policies and fidelity bonds, Schedule 3.18(a) sets forth a list as of the date of this Agreement of the following Contracts to which a Company is a party or by which a Company or any of its assets is bound or obligated (collectively, the “Material Contracts”):

(i)       each Contract that is executory in whole or in part and that involves expenditures or receipts of a Company for goods or services that is not the product of arm’s length dealings or is otherwise outside of the ordinary course of business or is of an amount in excess of $100,000 after the date of this Agreement (excluding any orders for the sale or purchase of goods or services by the Companies, which are dealt with exclusively in Section 3.19 and excluding Contracts between the Companies);

(ii)      each lease, rental or occupancy Contract, installment and conditional Contract, and any other Contract, in each case, affecting the ownership of, leasing of, title to or use of any real property, in each case having a value in excess of $100,000;

(iii)     each Contract that requires a Company to make payments of more than $100,000 per annum;

(iv)     each Contract by which a Company will receive payments of more than $100,000 per annum;

(v)      each joint venture, partnership or any other material Contract involving a sharing of profits, losses, costs or liabilities;

(vi)    each Contract containing covenants that restrict or prohibit business activity or the freedom of a Company or any stockholder, employee, director, officer, member or manager of a Company, to engage in any line of business or to compete with any Person;

(vii)    each Contract with any present or former director, officer, independent contractor or employee of a Company pursuant to which such Company has any obligation or liability;

(viii)   each collective bargaining Contract and other Contract to or with any labor union or other employee representative of a group of employees;

(ix)     each power of attorney;

(x)      each sales agency, sales representative or distributor agreement or similar Contract;

(xi)     each Contract evidencing Company Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on the Assets of a Company;

(xii)    any license of material Intellectual Property that contemplates or involves the payment or delivery of Cash or other consideration to a third party in an amount or having a value in excess of $100,000 per year, or the termination of which would reasonably be expected to have a Material Adverse Effect; and

(xiii)   each Contract that is material to the Business or operation of the Companies or that the loss of which would result in a Material Adverse Effect for the Companies;

(b)          Buyer has been provided with copies of all Material Contracts.

(c)          Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company party thereto, and, to the Knowledge of the Seller, the counterparty thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(d)          The applicable Company has performed all of its obligations under every Material Contract to which it is a party, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of a Company or, to the Knowledge of the Sellers, on the part of any other Person under any Material Contract.  There has been no termination or notice of termination or default or, to the Knowledge of the Sellers, any threatened termination or notice of default under any Material Contract.  To the Knowledge of the Sellers, no party to a Material Contract intends to alter its relationship with the Companies, as applicable, as a result of or in connection with the acquisition contemplated by this Agreement.

3.19         Purchase Orders.  Schedule 3.19(a) sets forth a true and complete list as of the date of this Agreement of each current order for the sale of goods or services by the Companies in an amount in excess of $100,000.  Schedule 3.19(b) sets forth a true and complete list as of the date of this Agreement of each current order for the purchase of goods or services by the Companies (but excluding any such orders for which both parties are Companies) in an amount in excess of $100,000.  Each of the orders listed on Schedule 3.19(a) and 3.19(b) is in full force and effect in all material respects in accordance with its terms.

3.20         Customers.  Set forth on Schedule 3.20 is a complete list of the top ten customers of the Companies in terms of revenues for the twelve-month period ended March 31, 2017 (the “Material Customers”) and the years ended December 31, 2014, 2015 and 2016. None of the Material Customers has, in writing, threatened, or notified a Company or any Seller of any intention, to terminate or materially alter its relationship with a Company.  There has been no materially adverse change in the relationship of the Companies with any Material Customer, and there has been no material dispute with a Material Customer, in each case since December 31, 2014, other than discussions and negotiations with respect to pricing, term, equipment requirements and similar terms or provisions in the ordinary course of business.

3.21         Employees and Labor Matters.  Except as described on Schedule 3.21, with respect to all employees of the Companies:

(a)          no employee of any Company is represented by a union or other collective bargaining entity;

(b)          since January 1, 2012, there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, work stoppage, lockout, or organizational activity by any employee of the Companies;

(c)          the Company is, and since January 1, 2012 has been, in material compliance with each collective bargaining agreement to which it is a party or by which it is otherwise bound, and the Company is not delinquent in any contributions or other payments required to be made pursuant to any such collective bargaining agreement or pursuant to applicable Law;

(d)         since January 1, 2012 there has not been, there is not presently pending or existing, and to the Seller’s Knowledge, there is not threatened, (i) any charge or complaint filed by an employee, union or other labor organization with any labor relations board with respect to the Company or (ii) any employment-related grievances filed by a labor union regarding any employee of the Companies;

(e)          since January 1, 2012, Seller has not received written notice of any charges with respect to any employee of the Companies before any Governmental Authority responsible for the prevention of unlawful employment practices; and

(f)           since January 1, 2012, Seller has not received written notice of any material investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to Seller’s Knowledge, no such investigation has been threatened.

3.22         Employee Benefits.

(a)          Set forth on Schedule 3.22 is a true and complete list of all Benefit Plans, indicating each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code or is governed by Section 409A of the Code.  Seller has made available to Buyer true, complete and correct copies of:

(i)       each Benefit Plan, including, without limitation, all amendments thereto and, if applicable, all related trust documents and funding instruments (including, without limitation, all insurance contracts);

(ii)      a complete description of each Benefit Plan which is not in writing;

(iii)     the three most recent annual reports on Form 5500, filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required under ERISA or the Code);

(iv)     the most recent summary plan description for each Benefit Plan, together with the summaries of material modifications thereto, if any, required under ERISA;

(v)      all material correspondence, if any, sent to or received from any governmental agency in the last three years relating to a material Benefit Plan; and

(vi)     the most recent Internal Revenue Service determination letter (or other ruling or opinion letter indicating its Tax-qualified status) for each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code.

(b)          Each Benefit Plan (and each related trust, insurance Contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other Laws.   Each Benefit Plan that is intended to satisfy Section 401 of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Seller’s Knowledge, no condition exists that could be reasonably expected to result in the revocation of any such letter.  Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code since January 1, 2005 or the date it was established, if later.

(c)          All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers, or payments required to be made to or under the Benefit Plans will have been paid, made, or accrued and are reflected in the most recent Financial Statements for all services on or prior to the Balance Sheet Date.

(d)          Except as set forth on Schedule 3.22, no Benefit Plan is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code nor has any Company or any of its ERISA Affiliates contributed to, or had an obligation to contribute to, within six years prior to the Closing Date, any “employee benefit plan” as defined in Section 3(3) of ERISA which is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code.

(e)          Except as set forth on Schedule 3.22(e), no Benefit Plan is or has ever been a Multiemployer Plan nor has any of the Company or any of its ERISA Affiliates contributed to, or had an obligation to contribute to, within six years prior to the Closing Date, any Multiemployer Plan.  With respect to the plans identified on Schedule 3.22(e): (i) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid; (ii) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied; (iii) a complete withdrawal from all such plans at the Effective Time would not result in any liability to the Company; (iv) no Claim has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (v) no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, respectively, or has applied for or obtained a waiver from the IRS of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Sections 303 or 304 of ERISA; (vi) no such plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed fiscal year; and (vii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such plan.  Schedule 3.22(e) sets forth, for each plan identified thereon, the amount of potential withdrawal liability of the Companies and their ERISA Affiliates, calculated according to information made available pursuant to Sections 101(k) and 101(l) of ERISA, and identifies the specific obligor.  Nothing has occurred or is expected to occur that would materially increase the amount of total potential withdrawal liability of a specified obligor for any such plan over the amount shown on Schedule 3.22(e).

(f)           Except as set forth on Schedule 3.22, no Benefit Plan provides, or reflects or represents any liability of Sellers or the Companies to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or other applicable Laws. Sellers have never represented, promised or contracted (whether in oral or written form) to provide retiree life insurance, retiree health or other retiree employee welfare benefit to any Person, except to the extent required by COBRA or similar provisions of applicable Laws.

(g)          Except as set forth on Schedule 3.22, no event has occurred and no condition exists with respect to the Benefit Plans that could subject any of the Companies, any Benefit Plan, or the Buyer to any Tax, fine, penalty or Liability under applicable Laws.  Other than routine claims for benefits, there are no proceedings pending against a Benefit Plan or against the assets of a Benefit Plan, and to the Knowledge of Sellers, (i) no such proceeding has been threatened orally or in writing, and (ii) no event has occurred and no circumstances exist that may give rise to or serve as a basis for the commencement of any such proceeding.

(h)          Each individual who is classified by the Companies as an independent contractor, consultant, or advisor has been properly classified for purposes of participation and benefit under each Benefit Plan.

(i)           Except as set forth on Schedule 3.22, each Benefit Plan can be unilaterally terminated or otherwise discontinued prior to the Closing in accordance with its terms without liability to the Companies, the Buyer or their respective Affiliates.

(j)           Except as set forth on Schedule 3.22, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will:

(i)       result in any payment to be made by any of the Companies, including severance, unemployment compensation, golden parachute (as defined in Section 280(g) of the Code) or otherwise, becoming due to any employee, director or consultant of the Companies, or

(ii)      increase any benefits or accelerate vesting otherwise provided under any Benefit Plan.

3.23         Intellectual Property.

(a)          Set forth on Schedule 3.23(a) is a list of all U.S. and foreign patents and pending patent applications, registered trademarks, pending trademark applications, material unregistered marks, registered copyrights or applications for copyright registration and registered domain names (or applications therefor) owned by a Company (including the jurisdiction in which such registration issued or application was filed and the applicable registration or serial number, filing date and the current status of each such application).  Each such registration or issuance is valid and subsisting and is not subject to any outstanding order.  No Claim or Proceeding is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of such item.  The Companies own, free and clear of any Liens (other than Permitted Liens), or has the license or right to use, all material Intellectual Property currently used or  necessary to conduct its business as presently conducted.  Except as set forth on Schedule 3.23(a), no Company has granted any license or any rights in any material Intellectual Property to any Person.

(b)          The Purchased IP constitutes all of the Intellectual Property owned by the Seller.

3.24         Transactions with Affiliates.  Except as set forth on Schedule 3.24 and except for ordinary compensation paid or payable in the ordinary course of business and consistent with past practices to senior management, no Company is owed any amount from, owes any amount to, guarantees any amount owed by, has any Contracts with or has any commitments to any other Company, Affiliate, officer or director of a Company or any member of a family group of any of the foregoing; provided, however, that the foregoing does not include amounts owed by any Subsidiary to any other Subsidiary.  Except as set forth on Schedule 3.24, no officer, director or any Affiliate of a Company (except in his or her capacity as such) has any direct or indirect interest in (a) any property or Assets of a Company (except as an equity interest holder), or (b) any Person (other than the Company) which is a party to any Contract with such Company, other than the ownership of less than 3% of the equity securities of any entity publicly traded on any established securities exchange or quotation system.

3.25         Bank Accounts.  Schedule 3.25 sets forth a list of the names and locations of banks, trust companies and other financial institutions at which each Company maintains accounts of any nature or safe deposit boxes and lists the persons who are authorized to sign for or draw upon such accounts.

3.26         Securities Laws Matters.

(a)          Seller has such knowledge, skill and experience in business, financial and investment matters that Seller is capable of evaluating the merits and risks of an investment in Kirby Common Stock. With the assistance of its own professional advisors, to the extent that Seller has deemed appropriate, Seller has made its own legal, Tax, accounting and financial evaluation of the merits and risks of an investment in Kirby Common Stock.  Seller has considered the suitability of the Share Consideration as an investment in light of its own circumstances and financial condition and is able to bear the risks associated with an investment in the Share Consideration.

(b)          Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(c)          Seller is acquiring the Share Consideration solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Share Consideration in a manner that would require registration under or violate the registration requirements of any state or federal securities Law.  Seller understands that the shares of Kirby Common Stock issued as Share Consideration have not been registered under the Securities Act or any state securities Laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Seller and the other representations made by Seller in this Agreement.  Seller understands that Buyer is relying upon the representations and agreements contained in this Section 3.26 (and any supplemental information provided by Seller) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(d)          Seller understands that the shares of Kirby Common Stock issued hereunder as Share Consideration are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “SEC”) provide in substance that Seller may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and Seller understands that the Company has no obligation or present intention to register any of such shares.  Seller further understands that any certificates representing such shares will be imprinted with a legend in substantially the following form (and that similar restrictions will be noted in the transfer agent’s and registrar’s records for any such shares issued in book-entry form):

 “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.”

(e)          For the avoidance of doubt, the foregoing representations and warranties of Seller set forth in subsections (a) through (d) shall not prohibit (i) Seller from distributing all or any portion of the Share Consideration to any of its members (a “Member Transferee”) or (ii) Seller or such Member Transferee from selling all or any portion of the Share Consideration at any time pursuant to the Shelf Registration Statement upon its effectiveness and the Buyer agrees that any such actions undertaken shall not be a breach of such representations and warranties of Seller (and certification of a Member Transferee pursuant to subsection (f)).

(f)           Seller has, prior to the time it sought to obtain the consent or vote of any of its security holders or members regarding the transactions contemplated by this Agreement, obtained the written acknowledgement, representation and agreement of each such security holder or member as to the matters set forth in Exhibit F.

3.27         Broker’s Commissions.  Neither Seller nor any Company has, directly or indirectly, entered into any Contract with any Person that would obligate a Company or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Except as disclosed in the Buyer SEC Documents or in the Schedules, Buyer hereby represents and warrants to Seller as follows:

4.1           Organization.  Buyer is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Nevada.

4.2           Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on behalf of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

4.3           No Conflicts.  The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement does not and will not:

(a)          violate or result in a breach of its Charter Documents;

(b)          violate or result in a default under any material Contract to which Buyer is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c)          assuming the HSR Approval, if required, has been received (i) violate or result in a breach of any Law applicable to Buyer or (ii) require any consent or approval of any Governmental Authority under any Law applicable to Buyer.

4.4           Undisclosed Liabilities.  Buyer and its subsidiaries do not have any Liabilities that are required to be set forth on a balance sheet in accordance with GAAP except for: (i) Liabilities reflected in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and (ii) current Liabilities incurred in the ordinary course of business and consistent with past practices after December 31, 2016 which are not material to Buyer and its subsidiaries.

4.5           Legal Proceedings.  There is no Proceeding pending or, to Buyer’s knowledge, threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.6           Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates.

4.7           Financial Resources.  Buyer has Cash on hand or credit readily available, and will have Cash on hand at the Closing, to enable it (a) to pay the Base Cash Purchase Price and the Additional Cash Consideration (if any) and (b) to otherwise perform its obligations under this Agreement.

4.8           Financial Statements.

(a)          The consolidated financial statements of Buyer, including the notes thereto, included in the Buyer SEC Documents (collectively, the “Buyer Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP on a basis consistent throughout the periods indicated. The Buyer Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Buyer and its subsidiaries at the dates and during the periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes).

(b)          There are no material weaknesses in the design or operation of the internal control over financial reporting of the Buyer and its subsidiaries.

4.9           SEC Reports.  The Buyer has furnished or made available (including via EDGAR) to the Seller complete and correct copies of all forms, documents, statements and reports filed with or furnished by the Buyer to the SEC since January 1, 2015, including all filings made after the date hereof (such forms, documents, statements and reports, including any supplements or amendments thereto, as amended since the respective dates of filing the “Buyer SEC Documents”). As of their respective filing dates, the Buyer SEC Documents complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Buyer SEC Document. As of their respective dates, all Buyer SEC Documents complied as to form in all material respects with the regulations of the Commission with respect thereto.

ARTICLE V
 COVENANTS

5.1           Commercially Reasonable Efforts; Regulatory and Other Approvals.

(a)          Upon the terms and subject to the conditions of this Agreement, each of Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as commercially reasonable, including: (i) the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Body or any other Person, including the Company Consents and the Seller Approvals and (ii) using commercially reasonable efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Agreement shall require the Companies or the Sellers to make any payment to any third party in order to secure such third party’s consent to the transactions contemplated by this Agreement.

(b)          Each of the Buyer and Sellers shall use all commercially reasonable efforts to (i) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Body and of any communication received or given in connection with any proceeding by a private party, regarding the transactions contemplated herein this Agreement, (ii) permit the other party to review any communication given by it to any Governmental Body or, in connection with any proceeding by a private party, to any other Person, (iii) consult with each other in advance of any meeting or conference with any Governmental Body or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable Governmental Body or other person, give the other party the opportunity to attend and participate in such meetings and conferences and (iv) permit the other party to review and approve, in advance of submission, any written submissions to any Governmental Body or, in connection with any proceeding by a private party, to any other Person.

(c)          In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and undertake promptly any and all actions required to complete lawfully the transactions contemplated by this Agreement.

(d)          Each of Seller and Buyer shall provide prompt notification to the other when it becomes aware that any consent or approval referred to in this Section 5.1 is obtained, taken, made, given or denied, as applicable.

(e)          In furtherance of the foregoing covenants:

(i)       Each of Buyer and Seller shall submit as soon as practicable, but in no event later than ten (10) Business Days after the execution hereof, filings under the HSR Act.  The Persons making such filings shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

(ii)      Buyer and Seller shall not, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings referred to in this Section 5.1.

(iii)     Buyer shall cooperate in good faith with the Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement; provided, however, that none of Buyer, Seller nor any of their respective Affiliates shall be required to proffer or consent to a governmental order providing for the sale or other disposition, or the holding separate, of any Assets, categories of Assets or lines of business, of the Buyer or its Affiliates (including the Business and Assets of the Companies).  The Parties expressly acknowledge and agree that the entry by any Governmental Authority in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby, but requiring any of the Assets or lines of business of Buyer, Seller or any of their respective Affiliates to be held separate or sold or disposed of thereafter (including the Business and Assets of the Companies), shall be deemed a failure to satisfy the conditions specified in Article VI or Article VII.

5.2           Access of Buyer.

(a)          From the date hereof until the Closing (the “Interim Period”), Seller will provide Buyer and its Representatives with full access, upon reasonable prior notice and during normal business hours, to the Assets of the Companies and the officers and employees of Seller and its Affiliates, but only to the extent that such access does not unreasonably interfere with the business of Seller or its Affiliates or the safe commercial operations of the Assets of the Companies; provided, however, that (A) all such activities will be coordinated through a single person designated for such purpose by Seller, (B) Seller shall have the right to have a Representative present for any communication with employees or officers of Seller or its Affiliates and (C) Buyer shall and shall cause its Representatives to observe and comply with all health, safety and security requirements of each of the Companies.  Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement, provided, however, if the Confidentiality Agreement was executed by an Affiliate of Buyer, then Buyer hereby agrees to be bound by and to comply with the terms and conditions of such Confidentiality Agreement.

(b)          Notwithstanding anything to the contrary in this Section 5.2, Buyer shall have no right of access to, and neither Seller nor any of its Affiliates shall have any obligation to provide any information the disclosure of which (1) could reasonably be expected to jeopardize any privilege available to Seller or its Affiliates, (2) would cause Seller or its Affiliates to breach a confidentiality obligation, or (3) would result in a violation of Law.

5.3           Certain Restrictions.  Except as required or permitted hereby, or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise set forth in Schedule 5.3, during the Interim Period, Seller will cause the Companies to operate in the ordinary course of business consistent with past practices.  Without limiting the foregoing, except as otherwise required or permitted hereby or required by the terms of any permit or any Material Contract or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, Seller will cause the Companies not to undertake any of the following without the consent of Buyer:

(a)          sell, lease, transfer or otherwise dispose of, or mortgage or pledge or allow the imposition of any Lien (other than a Permitted Lien) on, any material assets of the Companies, except sales of inventory in the ordinary course of business consistent with past practice;

(b)          grant any waiver of any term under, or give any consent with respect to, any Material Contract other than in the ordinary course of business;

(c)          change in any method of accounting or accounting practice, except as required by GAAP or applicable Law;

(d)          fail to maintain its limited liability company, partnership or corporate existence, as applicable, or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

(e)          issue, sell, pledge or otherwise dispose of any Equity Interests of the Companies, or any change to the equity capital structure of any Company;

(f)           incur any Company Indebtedness for borrowed money;

(g)          adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition under any similar Law by a Company, or otherwise liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(h)          acquire by merger or consolidation with, or by purchase of a substantial portion of the assets of, or by any other manner, any business or any Person or any division thereof, or acquire any equity or debt interest in any Person, except for short-term investments made in the ordinary course of business;

(i)           enter into, terminate or materially amend any Contract that would constitute a Material Contract if it had been entered into on or prior to the date hereof;

(j)           except in accordance with the 2017 Budget, agree to incur any capital expenditure in excess of $1,000,000 (individually or in the aggregate);

(k)          adopt, amend or modify any Benefit Plan of a Company except as otherwise contemplated by this Agreement or as required by Law;

(l)           materially increase in the compensation of the Companies’ employees, other than (i) as required by any Laws or written agreements existing on the date of this Agreement, (ii) otherwise, in the ordinary course of business consistent with past practice or (iii) as specifically provided in this Agreement;

(m)          make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a federal, state, local, or foreign Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any Claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(n)          pay, discharge, settle or satisfy any pending Proceeding (other than in the ordinary course of business consistent with past practice for Proceedings covered by insurance (subject to any deductible);

(o)          amend or materially modify its Charter Documents in a manner that would have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; or

(p)          agree or commit to do any of the foregoing.

Notwithstanding the foregoing, Seller may permit the Companies to take commercially reasonable actions with respect to (i) emergency situations or (ii) regulatory requirements and/or other requirements of Law and Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business.

5.4           Employee and Benefit Matters. During the period from the date of this Agreement to the Closing Date, except as otherwise permitted under this Agreement, the Companies will not enter into any additional Contracts with employees, directors or consultants of the Companies that will create any obligation to Buyer or the Purchased Entities after the Closing Date, or make or agree to make any material changes to any existing Contracts or agreements with employees, directors or consultants of the Companies without Buyer’s prior written consent; provided, however, that the foregoing shall not prohibit increases in compensation to employees in the ordinary course of business consistent with past practices.

5.5           Transaction Expenses.  Notwithstanding anything in this Agreement to the contrary, on the Closing Date, contemporaneously with the Closing, Seller will or will cause the applicable Company to pay all Transaction Expenses, it being understood that, pursuant to Section 2.6, for the purposes of calculating Net Working Capital and the Working Capital Adjustment, such payments shall be deemed to have been paid as of the close of business on the Business Day immediately preceding the Closing Date.

5.6           Tax Matters.

(a)          As a result of each Subsidiary (other than Stewart & Stevenson Canada Inc., a New Brunswick corporation, and Stewart & Stevenson Funding Corp., a Delaware corporation (collectively, the “Corporate Subsidiaries”)) being a Disregarded Entity at the time of the Closing for U.S. federal income Tax purposes (and state, local, and foreign Tax purposes where applicable), Buyer and Seller intend that the purchase of the Purchased IP and the Company Interests pursuant to this Agreement be treated for U.S. federal income Tax purposes (and state, local, and foreign Tax purposes where applicable) as the fully taxable purchase by Buyer of the Purchased IP, the stock of the Corporate Subsidiaries, and all the assets held by each Subsidiary (other than the Corporate Subsidiaries) in exchange for the Purchase Price and other items of consideration for U.S. federal income Tax purposes.  Buyer and Seller agree to report and file (and cause their Affiliates to report and file) their U.S. federal income Tax Returns (and state and local income Tax Returns where applicable) in all respects and for all purposes consistent with such intended treatment.  Buyer and Seller further agree not to take (and to cause their respective Affiliates not to take) any position, whether in any Tax Return, audit, examination, claim, adjustment, litigation or other Proceeding with respect to U.S. federal income Tax (and state and local income Tax purposes where applicable), which is inconsistent with such intended treatment.

(b)          The Seller shall cause to be timely prepared and filed all Tax Returns for U.S. federal or state income or franchise Taxes required to be filed for, by, on behalf of or with respect to the Companies covering all Pre-Closing Tax Periods, whether due before or after the Closing Date, including for those jurisdictions and Taxing Authorities that permit or require a short-period Tax Return for income or franchise Taxes for the period ending on the Closing Date.

(c)          Except in the case of any Tax Return covered by Section 5.6(b), Buyer shall cause to be timely prepared and filed all Tax Returns required to be filed by any of the Companies after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period.  Such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except to the extent otherwise required by applicable Law, and the Buyer shall deliver a draft of such Tax Returns to Seller for review and comment not less than thirty (30) days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions), including a calculation of the portion of the Taxes shown as due allocable to the pre-Closing portion of a Straddle Period.  Buyer shall consider any reasonable comments in good faith.  In the event that Seller and Buyer are unable to agree on any comments to a Tax Return (or allocation to the pre-Closing portion of a Straddle Period) within ten (10) days after Seller has delivered its comments, Seller and Buyer shall refer such dispute to the Accounting Firm for final determination and the Accounting Firm shall resolve all remaining disputes pursuant to the dispute resolution procedures contained in Section 2.6(b).  Seller and Buyer shall split the Accounting Firm’s fees equally.  Buyer and Seller agree to file any Tax Return for a Pre-Closing Tax Period, including for this purpose a Tax Return covering a Straddle Period, or to amend any such Tax Return that was required to be filed during the period the Accounting Firm was making its determination, consistent with the Accounting Firm’s determinations.

(d)          In the case of Taxes of any Company with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:

(i)           in the case of Taxes that are either (A) based upon or related to income, sales, revenue, production, receipts or similar items, or other Taxes not described in Section 5.6(d)(ii) or Section 5.6(d)(iii) or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable years of the Companies ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period;

(ii)          in the case of any liability for any real property, personal property, ad valorem and similar Taxes and Taxes that are otherwise imposed on a periodic basis with respect to the assets of any of the Companies, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(iii)          For purposes of the Texas franchise Tax, for the privilege period beginning on or after January 1, 2017, the amount that would be owed by Seller from January 1, 2017 to the Closing Date.

(e)          After Closing, each Party shall grant or cause its respective Affiliates to grant to the other Party (or its designees) access at all reasonable times to all of the records relating to the Companies except Forms 1065 U.S. Return of Partnership Income of Seller (and to the employees of the Companies for explanation thereof), and shall afford such other Party (or its designees) the right (at such other Party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit such other Party (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund Claims and to conduct negotiations with Taxing Authorities.

(f)           Unless required by applicable Laws, no amended Tax Return with respect to a Pre-Closing Period or Straddle Period shall be filed by or on behalf of any Company without the prior written consent of Seller if such amended Tax Return would increase the obligations of Seller pursuant to Article IX or decrease the amount owed to Seller pursuant to Section 5.6(g).

(g)          The amount of any refunds of Taxes of the Companies for any Pre-Closing Period shall be for the account of Seller, but only to the extent such refund was not included in the final calculation of the Working Capital Adjustment and was not included in the final calculation of the Purchase Price.  The amount of any refunds of Taxes of the Companies for any Tax period beginning after the Closing Date shall be for the account of Buyer.  The amount of any refund of Taxes of the Companies for any Straddle Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 5.6(d).  Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 5.6(g) the amount of such refund within 30 days after such refund is received, net any Taxes, costs, or expenses incurred by such Party or its Affiliates in procuring such refund. Notwithstanding the foregoing, no payment to Seller shall be required pursuant to this Section 5.6(g) to the extent any such refund is attributable to Taxes paid on or after the Closing Date to the extent Seller has not indemnified Buyer or the Companies for such Taxes.

(h)          Buyer and Seller shall each pay 50% of all documentary, sales, use, registration and other transfer Taxes (including all applicable real estate transfer or stock transfer Taxes) and fees incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  Each Party agrees to use all commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

(i)          The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

5.7           Public Announcements.  The Parties will consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner and content of disclosure.

5.8           Updating.  From time to time prior to the Closing, Seller shall supplement or amend and deliver updates to the Schedules to complete or correct any information in such Schedules or in any representation or warranty in ARTICLE III with regard to events, circumstances or matters that arose or occurred after the date of this Agreement.  Any such update made pursuant to this Section 5.8 shall be disregarded for purposes of the conditions to closing set forth in ARTICLE VI.  Notwithstanding the foregoing, for purposes of the indemnity obligations of Seller in this Agreement, the Schedules shall be deemed (i) to include all information contained in any such supplement, amendment or update thereto that is delivered to Buyer on or before the tenth (10th) Business Day preceding the Closing Date, and (ii) not to include any information contained in any such supplement, amendment or update thereto that is delivered to Buyer after the tenth (10th) Business Day preceding the Closing Date or is otherwise brought to the attention of Buyer after such tenth (10th) Business Day.

5.9           Escrows.  The Buyer is entitled to all or a portion of the Working Capital Escrowed Cash to the extent of any obligations of the Seller under Section 2.6 and the Indemnity Escrowed Shares to the extent of any obligations of the Seller under Section 9.2.  To the extent funds or Indemnity Escrowed Shares, as applicable, are due to Buyer, Buyer and Seller shall jointly instruct the Working Capital Escrow Agent or the Indemnity Escrow Agent, as applicable, to release such funds or Indemnity Escrowed Shares to Buyer that are specified with reasonable detail by the Seller.  In the event there is a dispute regarding the amount of funds or shares to be released from the Working Capital Escrow Account or the Indemnity Escrow Account, only that portion of the funds or shares in dispute shall be held back and not released until resolution of the dispute.  If any Indemnity Escrowed Shares  remains in the Indemnity Escrow Account on the second anniversary of the Closing Date and there is no indemnity Claim of the Buyer then still unresolved (or otherwise once all such Claims are resolved), the Parties shall execute and deliver to the Indemnity Escrow Agent joint written instructions promptly to deliver all such remaining shares to Seller.  If any Working Capital Escrowed Cash (or interest thereon) remains in the Working Capital Escrow Account on the date that such Working Capital Adjustment is resolved and there is no Working Capital Adjustment payable to Buyer, the Parties shall execute and deliver to the Working Capital Escrow Agent joint written instructions promptly to deliver all such amounts by wire transfer of immediately available funds to Seller.  For the purposes of valuing any Indemnity Escrowed Shares to be released from the Indemnity Escrow Account in satisfaction of an indemnity claim under this Agreement, such Indemnity Escrowed Shares shall be valued based upon the volume-weighted average price of a share of Kirby Common Stock for the 20 trading day period ending at the close of trading on the NYSE immediately preceding the date of the joint written instruction.

5.10         Excluded Assets.  Seller shall retain all of its right, title and interest in and to any Excluded Assets or, if any Excluded Asset is owned or otherwise held by one of the Purchased Entities or their subsidiaries, Seller shall cause such Purchased Entity or subsidiary to transfer, convey and assign any and all right, title and interest of such Company in and to the Excluded Assets to Seller or another Person designated by Seller, and shall cause such transferee to assume the Excluded Liabilities.

5.11         Use of Marks and Names.  The Parties hereto acknowledge and agree that, as between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, following the Closing, Buyer and its Affiliates (including the Purchased Entities and their respective subsidiaries) shall have the sole and exclusive worldwide right to the use of the name “Stewart & Stevenson.”  Accordingly, within three (3) Business Days of the Closing, Seller shall, and shall cause all of its Affiliates to, cease all use of the name “Stewart & Stevenson” and any trademarks, servicemarks, tradenames, trade dress or other use of any kind containing “Stewart & Stevenson,” and shall change its registered name in its state of organization to a name that does not include “Stewart & Stevenson” or abbreviations of such name.

5.12         Employee Matters.

(a)          Prior to the Closing, an Affiliate of Buyer designated by Buyer (which for this purpose may include one or more of the Purchased Entities or their subsidiaries), shall make an offer of employment pursuant to an offer letter (an “Offer Letter”) to each employee of Seller who:

(i)        is then employed by Seller,

(ii)      passes Buyer’s (A) pre-employment background check, (B) drug and alcohol screening, and (C) verification of employment eligibility using Form I-9;

(iii)      is not a Scheduled Excluded Employee; and

(iv)     is not an employee of Seller covered by the October 9, 2016 collective bargaining agreement between Seller and International Union of Operating Engineers, Local 15C (“CBA”) (“Bargaining Unit Employees”).

Each such employee to whom an offer is made pursuant to the foregoing is referred to herein as an “Offered Employee.”  Such employment, if accepted, shall commence as of the Closing Date and be contingent upon the completion of the Closing.  Each Offered Employee who accepts such offer of employment and is employed by Buyer or one of its Affiliates at the Closing shall be referred to herein as a “New Buyer Employee.”  Seller shall terminate each Offered Employee’s employment with Seller as of the Closing Date.

(b)          Prior to the Closing, Seller shall transfer the employment of all Bargaining Unit Employees to Stewart & Stevenson Power Products LLC (“Power Products”).  In connection therewith, effective as of the Closing Date, Power Products shall assume all of Seller’s rights and obligations arising under the CBA on and after the Closing and recognize the union party to the CBA.

(c)          The terms of employment with Buyer’s designated Affiliate for New Buyer Employees shall be upon such terms and conditions as Buyer or its Affiliates determine in their discretion; provided, however, that such terms shall be, at the time of such offer, in the aggregate, comparable to the terms and conditions of their employment by Seller (other than any terms with respect to a particular term of employment).  The terms of employment with Power Products for Bargaining Unit Employees shall continue to be governed by the CBA.

(d)          No provision of this Section 5.12 shall create any third-party beneficiary rights (including any rights of continued employment or rights to a particular term of employment) in any employee or former employee (including any beneficiary or dependent thereof) of Seller or shall create or bestow any benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns.  Nothing herein shall (i) constitute or create an employment agreement, or (ii) constitute or be deemed to constitute an amendment to any Benefit Plan or any employee benefit plan sponsored or maintained by Buyer or its Affiliates.

(e)          Effective as of the Closing Date, all liabilities related to the employment or termination of employment of any Offered Employee or Bargaining Unit Employee, whether arising before or after the Closing, shall be assumed by Buyer (or Buyer’s designated Affiliate or Affiliates), including, with respect to Power Products, any potential withdrawal liability and all liabilities under the CBA.

(f)           Effective no later than one Business Day prior to the Closing Date (but contingent on the occurrence of the Closing), Seller and one of the Purchased Entities will take such action as is necessary (including amending the Benefit Plans, obtaining any required consents, and providing any required notice to a labor union or governmental entity) to transfer sponsorship of any and all Benefit Plans sponsored by Seller to such Purchased Entity. In connection with such transfer, all trust agreements, insurance contracts, and agreements with third parties relating to administration of a Benefit Plan to which Seller is a party also shall be transferred from Seller to the Purchased Entity which assumes sponsorship of such Benefit Plan.  For periods on and after the date of such transfer, Seller shall have no liability related to the Benefit Plans.

(g)          Buyer or its Affiliate shall assume, bear and discharge all liabilities and obligations, and Seller and its Affiliates shall have no liability or obligation whatsoever, for providing required notices and continuation coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA to all employees of Seller and its Affiliates (including Scheduled Excluded Employees) whose employment with Seller and its Affiliates is terminated in connection with the transactions contemplated by this Agreement and to such employees’ eligible spouses and dependents.

(h)          For the period commencing on the Closing Date and ending January 31, 2019. Buyer agrees that, unless a variance or exemption is in effect pursuant to Section 4204(c) of ERISA, it will provide to and for the benefit of  the Central Pension Fund of the International Union of Operating Engineers and Participating Employers (“Multiemployer Pension Plan”) either a bond in the amount of $1,099,367 issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA or an amount held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Pension Plan.

5.13         Related Party Drilling Rigs. Buyer will store and preserve, consistent with industry practice and as reasonably directed by Seller, the Rigs; provided, however, that Buyer will not charge Seller any storage fees and Seller will reimburse Buyer for any out-of-pocket costs incurred by Buyer preserve the Rigs.  Buyer will support Seller’s efforts to market the Rigs, as reasonably requested by Seller. Seller will provide broad form, all-risk property and casualty insurance coverage for the Rigs with a coverage limit not less than the greater of Seller’s cost or full replacement value. Such insurance will name Seller as loss payee.  To the extent the Rigs are owned by a Purchased Entity or one of its Subsidiaries, Seller will cause such entity to convey the Rigs to Seller effective as of the Closing pursuant to an instrument reasonably acceptable to Buyer.

5.14         Letters of Credit. Prior to the Closing, Buyer will make arrangements to replace the letters of credit identified on Schedule 5.14 and will cause such letters of credit to be returned to Seller at the Closing, or will make alternate arrangements to enable Seller to obtain a release of the liens specified on Schedule 1.1-PL.

5.15         Exclusivity.

(a)          Seller will not, and will not permit any of its Affiliates or Representatives to, directly or indirectly, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any interest in or any substantial portion of the assets of Seller or any of the Companies (other than Excluded Assets), whether by way of stock purchase, asset purchase, merger, reorganization, consolidation, share exchange or otherwise (an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, assist or participate in, directly or indirectly, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)          In addition to the other obligations under this Section 5.15, Seller shall promptly (and in any event within one (1) Business Day after receipt thereof by such Seller or its Representatives), advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Seller agrees that the rights and remedies of non-compliance with this Section 5.15 shall include having such provision specifically enforced against Seller, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

5.16         Citizenship.  Seller shall take all actions necessary for Seller to become prior to, and remain through, the Closing Date a “citizen of the United States” within the meaning of 46 U.S.C. § 50501(a), (b) and (d) and the regulations promulgated thereunder.  Seller shall provide to Buyer, upon request, evidence reasonably satisfactory to Buyer that all such actions have been taken.

5.17         Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause the applicable Companies to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.  In particular, Seller agrees to assign and transfer to Buyer, and to cause its Affiliates to assign and transfer to Buyer, in each case for no further consideration, any Assets, rights or other properties owned or held by Seller or its Affiliates and that have been used in the Business on or prior to the Closing that have not otherwise been transferred to Buyer at the Closing.  In addition, if, after the Closing Date, Seller or any of its Affiliates receives any payment or instrument that is for the account of a Purchased Entity, Seller shall, and shall cause its Affiliates to, promptly deliver such amount or instrument to the applicable Purchased Entity. The Parties agree that they will use their respective commercially reasonable efforts to cause the Working Capital Escrow Agent and the Indemnity Escrow Agent, respectively, to return at the Closing a duly executed counterpart executed by each such Escrow Agent to the Working Capital Escrow Agreement and Indemnity Escrow Agreement, as applicable.

5.18         Certain Drilling Rigs.  At or prior to the Closing, the Seller shall cause Power Products and Energy Equipment International Ltd. (“EI”) to enter into a written agreement, in form and substance reasonably acceptable to Buyer, pursuant to which (i) EI will assign and transfer its interest in the Rigs to Power Products, free and clear of all Liens, in exchange for a cash payment of $12,000,000 from Power Products to EI, which payment will be due at the Closing, and (ii) EI and Power Products will terminate (A) the Purchase Contract dated October 30, 2009 between EI and Power Products (S&S Ref. No. HOU09-0134-DIAJ), and (B) the Purchase Contract dated October 30, 2009 between EI and Power Products (S&S Ref. No. HOU09-0135-DIAJ) (collectively, the “Rig Construction Contracts”), which termination will provide that Power Products will have no liabilities or obligations to EI of any kind with respect to the Construction Contracts or the Rigs (the “Rig Agreement”).

ARTICLE VI
 BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

6.1           Representations and Warranties.  The representations and warranties made by Seller in Article III (a) shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) when made and on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date) and (b) in the case of representations and warranties that speak as to an earlier date, such representations and warranties shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) as of such earlier date.  For the avoidance of doubt, (i) the foregoing reference to “in all material respects” shall not refer to a Material Adverse Effect, and (ii) the representation of Seller in Section 3.10(a) shall not be considered to be qualified by Material Adverse Effect.

6.2           Performance.  Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing, including the delivery of the items required to be delivered by Seller at the Closing pursuant to Section 2.4.

6.3           No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Companies or the Seller.

6.4           Orders and Laws.  No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of enjoining, restraining or prohibiting the consummation of the Closing or otherwise making it illegal, nor shall any Governmental Authority have threatened to institute or instituted any action, suit or proceeding, whether judicial or administrative, which seeks to enjoin, restrain, delay, or prohibit the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

6.5           Consents and Approvals.  HSR Approval, the Seller Approvals and the Company Consents set forth on Schedule 6.5 shall have been duly obtained, made or given and shall be in full force and effect.

6.6           Lien Releases.  Seller shall have obtained and delivered to Buyer at the Closing lien releases and other documentation terminating the liens set forth on Schedule 1.1-PL and the liens listed on Schedule 3.4 under “Liens on Equity Interests Issued by Subsidiaries” (or evidence reasonably satisfactory to Buyer that such liens have been terminated).

ARTICLE VII
 SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

7.1           Representations and Warranties.  The representations and warranties made by Buyer in Article IV (a) shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) when made and on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date) and (b) in the case of representations and warranties that speak as to an earlier date, such representations and warranties shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) as of such earlier date.  For the avoidance of doubt, the foregoing reference to “in all material respects” shall not refer to a Material Adverse Effect.

7.2           Performance.  Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing, including the delivery of the items required to be delivered by Seller at the Closing pursuant to Section 2.5.

7.3           Orders and Laws.  No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of enjoining, restraining or prohibiting the consummation of the Closing or otherwise making it illegal, nor shall any Governmental Authority have threatened to institute or instituted any action, suit or proceeding, whether judicial or administrative, which seeks to enjoin, restrain, delay, or prohibit the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

7.4           Consents and Approvals.  HSR Approval, the Seller Approvals and the Company Consents set forth on Schedule 7.4 shall have been duly obtained, made or given and shall be in full force and effect.

ARTICLE VIII
 TERMINATION

8.1           Right of Termination.  Prior to Closing, this Agreement may be terminated:

(a)          Upon mutual written consent by the Parties;

(b)          By Buyer, by providing Seller with written notice of such termination, if there shall have been a Material Adverse Effect with respect to the Seller or the Companies;

(c)          By either Seller or Buyer if the Closing has not occurred before August 14, 2017 (the “Outside Date”); provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if such Party is then in material breach of this Agreement;

(d)          By Seller or Buyer if consummation of the Transactions is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order;

(e)          By Buyer by delivering written notice to Seller at any time prior to the Closing in the event (i)  Seller or a Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Seller shall have been untrue when made or shall have become untrue, (ii) the Buyer has notified the Seller of the breach or untruth in writing, (iii) there is a reasonable likelihood that such breach or untruth will result in the failure of any conditions set forth in ARTICLE VI and (iv) such breach is incapable of cure by the Outside Date or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Buyer is then in material breach of this Agreement; or

(f)           By Seller by delivering written notice to Buyer at any time prior to the Closing in the event (i) Buyer is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Buyer shall have been untrue when made or shall have become untrue, (ii) Seller has notified the Buyer of the breach or untruth in writing, (iii) there is a reasonable likelihood that such breach or untruth will result in the failure of any conditions set forth in ARTICLE VIII and (iv) such breach is incapable of cure by the Outside Date or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if the Seller is then in material breach of this Agreement.

8.2           Effect of Termination.  If either Party terminates this Agreement pursuant to Section 8.1, all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that (a) nothing herein shall relieve any Party from liability for fraud, (b) if this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f) due to a material, willful, intentional and knowing breach of a representation, warranty, covenant or agreement in this Agreement, the breaching party will pay to the terminating party within five Business Days after termination $25,000,000 in cash (the “Termination Fee”), as liquidated damages to compensate such terminating party for such breach of this Agreement, and (c) the terms of Sections 5.7, 8.2 and ARTICLE IX (other than Section 11.12) shall remain in full force and effect and survive any termination of this Agreement.  For the avoidance of doubt, a Party shall only be required to pay the Termination Fee once.  The Parties agree that quantifying and proving damages resulting from a breach of this Agreement with respect to which the Termination Fee is payable would be difficult and the Parties agree that the Termination Fee is not a penalty or intended to punish the Party required to pay the Termination Fee, but instead is a reasonable measure of damages based on the experience of the Parties in the Business and the nature of the damages that may result from such breach of this Agreement.  Except in the case of fraud, the Termination Fee will be the sole and exclusive remedy of the Parties for breach hereunder in the event this Agreement is terminated.

ARTICLE IX
 LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

9.1           Survival of Representations and Warranties.  The representations and warranties of the Seller and Buyer set forth in this Agreement and the right of an indemnified Person to assert any Claim for indemnification related thereto shall survive the Closing until 5:00 p.m. on the two year anniversary of the Closing Date (the “Base Survival Period”), after which date and time no Claims for indemnification may be asserted, regardless of when such right arose; provided, however, that:

(a)          the Excluded Representations shall survive indefinitely, and the representations and warranties set forth in, Section 3.17 (Taxes) shall survive the Closing until sixty (60) days after the expiration of the applicable statutes of limitation, including all extensions and waivers thereof;

(b)          any Claim that was made prior to the expiration of the survival period specified herein for any representation, warranty, covenant, agreement, right or obligation that gave rise to such Claim shall survive until such Claim is finally paid or adjudicated.

9.2           Indemnification of Buyer by Seller.  Subject to the limitations on recourse and recovery set forth in this Article IX, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer from and against any and all Losses imposed upon or incurred after the Closing by Buyer, any of the Companies, or any of their respective officers, managers, partners, directors, Affiliates, employees or agents in connection with, arising out of or resulting from:

(a)          the inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any certificate, document or agreement delivered pursuant to Section 2.4;

(b)          any nonfulfillment or breach by Seller of any covenant or agreement made by Seller under this Agreement or in any certificate, document or agreement delivered pursuant to Section 2.4;

(c)          any Seller Taxes;

(d)          any Company Indebtedness to the extent it exceeds the Payoff Amount;

(e)          any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Companies, any Seller or any of their respective Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement; and

(f)           any Excluded Liabilities.

9.3           Indemnification of Seller by Buyer.  Subject to the limitations on recourse and recovery set forth in this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses imposed upon or incurred after the Closing by Seller or any of its respective officers, managers, partners, directors, Affiliates, employees or agents in connection with, arising out of or resulting from:

(a)          the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document or agreement delivered pursuant to Section 2.5; and

(b)          any nonfulfillment or breach by Buyer of any covenant or agreement made by Buyer under this Agreement or in any certificate, document or agreement delivered pursuant to Section 2.5.

9.4           Limitations.

(a)          Subject to the other limitations set forth in this Agreement, (i) Buyer and Seller shall be entitled to be indemnified pursuant to Sections 9.2(a), 9.2(b), 9.3(a), and 9.3(b), as applicable, for Losses only if and to the extent that the aggregate amount of all such Losses incurred by Buyer or Seller (as applicable) exceeds $5,000,000, and (ii) the maximum amount for which Seller will be liable to the Buyer under Section 9.2(a) or 9.2(b) or Buyer will be liable to Seller under Section 9.3(a) or 9.3(b) shall be $50,000,000.

(b)          No indemnifying Person shall be liable for any Losses that are indemnifiable under Sections 9.2(a) or 9.3(a) unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 p.m. on the final date pursuant to Section 9.1, if any, to assert a Claim for indemnification on the basis asserted in such written demand.

(c)          Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through the Working Capital Adjustment or insurance recovery, such Party shall not have a separate right to indemnification such matter.   Each Party agrees to use commercially reasonable efforts to collect all amounts recoverable under any applicable insurance policies.

(d)          Notwithstanding anything to the contrary contained in this Agreement, the limitations imposed by Sections 9.4(a) shall not apply to indemnification Claims with respect to Excluded Representations.

(e)          In the event that, following the Closing, Buyer or a Company actually recovers amounts from a third party (including an insurer) with respect to a Claim for which Buyer or the Company have already received an indemnification payment (from the Indemnity Escrow Account), then Buyer or such Company, as applicable, will promptly return to the Indemnity Escrow Account the amount it received from it with respect to such Claim if the Base Survival Period has not expired at such time, or pay to the Seller the amount it received from the Indemnity Escrow Account with respect to such Claim if the Base Survival Period has expired at such time.

(f)           For the purpose of determining the amount or value of a Claim for which indemnification is available under this ARTICLE IX, any references or qualifications in the underlying representation, warranty, covenant, or agreement with respect to materiality (including Material Adverse Effect) shall be disregarded; provided, however, that the representation of Seller in Section 3.10(a) shall not be considered to be qualified by Material Adverse Effect.

9.5           Claims Procedures.

(a)          Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for breach hereunder (an “Asserted Liability”), such indemnified Person shall give prompt written notice thereof (the “Claims Notice”) to the relevant indemnifying Person.  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered.  The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)          As to an Asserted Liability arising from a third party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 9.5, entitled to assume control of and appoint lead counsel for such defense; provided, however, that the indemnifying Person shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the indemnified Person which, if successful, would materially adversely affect the Business, operations, Assets, or financial condition of the indemnified Person, or (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both indemnified Persons and the indemnifying Person and the former shall have been advised in writing by counsel (with a copy to the indemnifying Person) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to indemnifying Persons; provided, further, however, that to exercise such rights the indemnifying Person must give notice to the indemnified Person within 90 days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense.  If the indemnifying Person does not give such notice within such 90-day period, then the indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the indemnifying Person, subject to the limitations of liability and other limits set forth in Section 9.3(a).

(c)          If the indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 9.5, (i) the indemnifying Person shall obtain the prior written consent of the indemnified Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the indemnified Person and, if applicable, any of the affected Companies, from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes any non-monetary, injunctive or other equitable relief against the indemnified Person or, if applicable, any Company and (ii) the indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(d)          If the indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 9.5, (i) the indemnified Person shall obtain the prior written consent of the indemnifying Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability and (ii) the indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(e)          Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability arising from a third party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

9.6           Waiver of Remedies.

(a)          The Parties hereby agree that no Party shall have any liability, and neither Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other Contract or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided herein.

(b)          NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES THAT ARE NOT THE REASONABLY FORESEEABLE CONSEQUENCE OF THE BREACH OR ACTION (OR INACTION) IN QUESTION, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, (“NON-REIMBURSABLE DAMAGES”) PROVIDED HOWEVER, THAT THE TERM “NON-REIMBURSABLE DAMAGES” SHALL NOT INCLUDE, AND THIS SECTION 9.6(b) SHALL NOT LIMIT AN INDEMNIFIED PERSON’S RIGHT TO INDEMNIFICATION WITH RESPECT TO, ANY SUCH DAMAGES ACTUALLY INCURRED BY SUCH INDEMNIFIED PERSON IN CONNECTION WITH A THIRD PARTY CLAIM.

9.7           Access to Information.  After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Companies to grant to Seller (or its designee), access at all reasonable times to all of the records relating to the Companies in its possession or the possession of the Companies, and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement.  Buyer shall maintain, and shall cause the Companies to maintain, such records until the seventh anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have records available with respect to Tax matters), or if any of the records pertain to any Claim or Dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the records designated by Seller or its Representatives until such Claim or Dispute is finally resolved and the time for all appeals has been exhausted.

9.8           Dispute Resolution and Arbitration.

(a)          In the event of any dispute, controversy or Claim among the Parties, or any of them, arising out of or relating to this Agreement, or the breach or invalidity thereof (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between senior management of the Parties.  The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner.  The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

(b)          If such consultations do not result in a resolution of the Dispute within 30 Business Days after written notice by a Party to the other Parties describing the Dispute and requesting friendly consultation, then the Dispute may be submitted by any Party to binding arbitration pursuant to the terms of this Section 9.8 and Section 9.9, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Parties; provided, however, that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations or Section 9.1.

(c)          Any Dispute shall be settled exclusively and finally by binding arbitration in accordance with the provisions of this Section 9.8 and Section 9.9; provided, however, that, notwithstanding the provisions of this Section 9.8 and Section 9.9, Buyer and Seller may seek specific performance of the provisions of this Agreement in a court of competent jurisdiction (including Section 5.15 and ARTICLE X) in accordance with Section 11.12 without first attempting to resolve such matter through arbitration.

9.9           Arbitration Procedures.

(a)          Any Party electing to arbitrate a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration.  Each Party receiving such notice shall, within 10 Business Days thereafter, by return written notice to all Parties, state whether it will accept such nomination, or decline to accept it and designate its nomination for an arbitrator.  One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted by all Parties or if the receiving Party fails to nominate an arbitrator within the required 10 Business Day period.  If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three arbitrators, with one arbitrator being selected by Seller and one arbitrator being selected by Buyer, within five Business Days after the expiration of the 10 Business Day period reference above, and the two selected arbitrators choosing a third arbitrator, which third arbitrator must be a Person with the requisite knowledge and experience to make a fair and informed determination with respect to the matter in dispute, which Person shall not be an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any Party or of any Affiliate of any Party, either presently or at any time during the previous two years.  In the event the arbitrators fail to appoint the third arbitrator within 30 days after they have accepted their appointment, the third arbitrator (meeting the qualifications specified in the preceding sentence) shall be appointed by the Houston office of the American Arbitration Association.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United Stated Code).  If there is an inconsistency between this Section 9.9 and the Commercial Arbitration Rules or the Federal Arbitration Act, the provisions of this Section 9.9 shall prevail.

(b)          Within 10 Business Days after the selection of the arbitrator(s), each Party shall submit to the arbitrator(s) such Party’s proposal for resolution of the Dispute, which such proposal shall not conflict with the terms and conditions of this Agreement, together with the supporting data, if any, that was used to determine such proposal.  Within 30 days after the proposals are submitted, the arbitrator(s) shall hold a hearing during which the Parties may present evidence in support of their respective proposals.  The arbitrator(s) (by majority rule if there are three arbitrators) will determine the outcome of the Dispute.  The cost of the arbitration shall be split between the Parties equally and each Party shall pay for one half of the costs.

(c)          The place of arbitration shall be Houston, Texas, unless in any particular case the Parties agree upon a different venue.

(d)          The arbitrator(s) shall have no right or authority to grant or award Non-Reimbursable Damages.

(e)          Any decision of the arbitrator(s) pursuant to this Section 9.9 shall be final and binding upon the Parties.  The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their Assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof.  The Parties expressly submit to the jurisdiction of any such court.  The Parties hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.

(f)          When any Dispute occurs and is the subject of friendly consultations or arbitration, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights and fulfill their respective obligations under this Agreement.  While any friendly consultations or arbitration is pending, no Party shall exercise any other remedies hereunder arising by virtue of the matters in Dispute.

9.10         Determination of Amount of Damages; Mitigation.  The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the indemnified Person and shall be reduced by any insurance proceeds or other payment or monetary recoupment actually received by the indemnified Person as a result of the events giving rise to the claim for indemnification.  Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses.  Notwithstanding the foregoing, neither the Buyer nor any Company shall be required to pursue any claims against any customer of any Company or against any employees of any Company; provided, however, that, to the extent neither Buyer nor the Company choose to pursue any such claim, Seller shall have full rights of substitution and subrogation to pursue any such claims against such customers and/or employees with the same rights as if they were Buyer and Buyer shall (and shall cause the Companies to) execute powers of attorney, assignments or such other documents as reasonably requested to permit Seller to exercise such rights.

9.11         Set Off.  In addition to any right that a Buyer Indemnified Party may have to seek payment for amounts owed to it under this Article IX from the Indemnity Escrow Account, Buyer may, to the extent provided in this Agreement, set off any amount to which it or any Buyer Indemnified Party may otherwise be entitled under this Article IX against any amount otherwise payable to Seller under this Agreement.

ARTICLE X
 Noncompetition Agreement

10.1         Noncompetition.

(a)          As a material inducement to Buyer to enter into this Agreement, Seller agrees that, for a period of three (3) years from the Closing Date, Seller will not, directly or indirectly, as an employee, agent, representative, consultant, advisor, lender, independent contractor, principal, owner, partner, joint venturer, member, manager, officer, director, shareholder or otherwise, engage in or have any financial interest in any Person (other than Buyer) engaged in the Business in the United States or in any other country in which Seller or any of its Affiliates has conducted business within the three (3) years preceding the Closing Date, including solicitation of customers, or potential customers or employees of the Companies, except as an employee or authorized representative of a Company or any of its affiliated entities, provided that nothing in this Section 10.1 shall prevent Seller from owning in the aggregate less than 1% of any publicly traded company.

(b)          Seller acknowledges that any remedy at law will not adequately compensate Buyer for damages resulting from a breach of this noncompetition agreement and agree that Buyer may obtain injunctive relief against the breach or threatened breach of this noncompetition agreement, in addition to any other legal remedies which may be available.

(c)          Seller and Buyer agree that the restrictions contained in Section 10.1(a) are reasonable with respect to time, geographical area and scope of activity.  However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in Section 10.1(a) is unenforceable, it is the intention of the parties that such restriction shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

ARTICLE XI
 MISCELLANEOUS

11.1         Notices.

(a)          Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including facsimile or delivery of a document in PDF), by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

Parman Capital Group LLC
1000 Louisiana St., Ste 5900
Houston, TX 77002
Attn: Hushang Ansary, Chairman
 Email: email@hushangansary.com

With a copy (which shall not constitute notice) to:

Jones Day
250 Vesey Street
New York, NY 10281
Attn: Dickson Chin
 Email: dchin@jonesday.com

If to Buyer, to:

Kirby Corporation
 55 Waugh Drive, Suite 1000
Houston, TX 77007
P.O. Box 1537
Houston, TX 77251-1537
Attn: Vice President and General Counsel
Facsimile No.: (713) 435-1408
Email: Amy.Husted@kirbycorp.com

With a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
2200 Ross Avenue
Suite 3600
Dallas, TX 75201
Attn: Thomas G. Adler
Facsimile No.: (214) 855-8200
Email: tom.adler@nortonrosefulbright.com

(b)          Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt.  Notice given by facsimile or other electronic transmission pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day at the place of receipt.

11.2         Entire Agreement.  Except for the Confidentiality Agreement, this Agreement supersedes all prior discussions and agreements between the Parties and/or their respective Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their respective Affiliates hereto with respect to the subject matter hereof.

11.3         Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

11.4         Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

11.5         Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Seller and Buyer.

11.6         No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

11.7         Assignment; Binding Effect.  Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder.  Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to this Section 11.7, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.8         Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.9         Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.10       Exclusive Remedy.  In the absence of actual fraud, should the Closing occur, the indemnification provisions in Article IX will be the sole and exclusive remedy and recourse for any breach of this Agreement by the Buyer or the Seller, except as expressly provided in this Agreement.  In addition, any Party shall be entitled to seek specific performance against any other Party pursuant to Section 11.12.

11.11       Governing Law; Enforcement, Jury Trial Waiver.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW.  THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF.  WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE ENFORCEMENT OF THE AGREEMENT TO ARBITRATE IN SECTIONS 9.8 AND 9.9 AND ANY ARBITRATION AWARD, BUT WITHOUT PREJUDICE TO THE TERMS OF SECTIONS 9.8 AND 9.9, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

11.12       Specific Performance.  Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the earlier of valid termination of this Agreement pursuant to ARTICLE VIII and Closing) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

STEWART & STEVENSON LLC

By:	/s/ Hushsang Ansary
Name:	Hushsang Ansary
Title:	Executive Chairman

BUYER:

KIRBY CORPORATION

By:	/s/ Joseph H. Pyne
Name:	Joseph H. Pyne
Title:	Chairman of the Board

SIGNATURE PAGE
PURCHASE AND SALE AGREEMENT